Exhibit 2

AGREEMENT AND PLAN OF MERGER

by and among:

COURIER CORPORATION,
a Massachusetts corporation;

QUAD/GRAPHICS, INC.,
a Wisconsin corporation;

MAX SUB, INC.,
a Massachusetts corporation;

and

QGBC, LLC,
a Massachusetts limited liability company

Dated as of January 16, 2015

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ii

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 16, 2015, by and among: QUAD/GRAPHICS, INC., a Wisconsin corporation (“Parent”); MAX SUB, INC., a Massachusetts corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”); QGBC, LLC, a Massachusetts limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger LLC”); and COURIER CORPORATION, a Massachusetts corporation (the “Company”). Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent, Merger Sub, Merger LLC and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the MBCA, with the Company being the surviving company in the Merger, which Merger will be immediately followed by a merger of the Surviving Company with and into Merger LLC (the “LLC Merger” and, together with the Merger, the “Mergers”), in accordance with the MBCA and the LLCA, with the Merger LLC being the surviving company in the LLC Merger. It is intended that the Merger be mutually interdependent with and a condition precedent to the LLC Merger and that the LLC Merger shall, through the binding commitment evidenced by Section 6.12, be effected immediately following the Effective Time without further approval, authorization or direction from or by any of the parties hereto.

B.    The Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the holders of shares of Company Common Stock (“Shares”) to enter into this Agreement providing for, among other things, the Merger, (ii) approved this Agreement and the transactions contemplated hereby in accordance with the MBCA (other than the LLC Merger) and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereby (including the Merger) be approved by the holders of Shares.C

C.    (i) The Board of Directors of Parent has unanimously determined that the Merger and the LLC Merger are in the best interests of Parent and has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (ii) the Board of Directors of Merger Sub has unanimously determined that the Merger is in the best interests of Merger Sub and has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) Parent, in its capacities as the sole stockholder of Merger Sub and as the sole member of Merger LLC, shall, immediately following the execution and delivery of this Agreement, approve this Agreement and the transactions contemplated by this Agreement, including, as applicable, the Mergers.

D.    Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent, Merger Sub and Merger LLC to enter into this Agreement, certain stockholders of the Company have entered into voting agreements in connection with the Mergers (the “Voting Agreements”).

E.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent, Merger Sub and Merger LLC to enter into this Agreement, the Company and Computershare Trust Company, N.A., as Rights Agent, are entering into an amendment to that certain Shareholder Rights Agreement between the Company and Computershare Trust Company, N.A., dated March 18, 2009 (the “Shareholder Rights Plan”), so as to render the Shareholder Rights Plan, including the preferred stock purchase rights issuable thereunder, inapplicable to this Agreement, the Mergers and the other transactions contemplated hereby.

F.    It is intended that the Merger and the LLC Merger, considered together as a single integrated transaction for United States federal income tax purposes, will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Article I

MERGER TRANSACTION

Section 1.1    Merger of Merger Sub into the Company

(a)    Subject to the terms and conditions of this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into the Company in accordance with the provisions of the MBCA, and the separate existence of Merger Sub shall cease and (ii) the Company shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue its existence under the MBCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (A) all rights, privileges and powers and all property, real, personal and mixed, and all debts due to Merger Sub and the Company, as well as all other things and causes of action belonging to Merger Sub and the Company, shall be vested in the Surviving Company and shall thereafter be the property of the Surviving Company and (B) all debts, liabilities and duties of Merger Sub and the Company shall attach to the Surviving Company and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

(b)    The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, at 9:00 a.m. local time on the second (2nd) business day following the day on which the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, time and date as Parent and the Company shall agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.

(c)    At the Closing, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including an appropriate articles of merger in form and substance reasonably acceptable to Parent (the “Articles of Merger”), with the Secretary of the Commonwealth of Massachusetts as provided in the relevant provisions of the MBCA. The Merger shall become effective at the time that the Articles of Merger are duly filed with the Secretary of the Commonwealth of Massachusetts, or such later time as is agreed upon by the parties hereto and specified in the Articles of Merger. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 1.2    Articles of Organization and Bylaws; Directors and Officers. Unless otherwise agreed in writing by the Company and Parent prior to the Effective Time:

(a)    at the Effective Time, (i) the articles of organization of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company until thereafter amended in accordance with the MBCA, except the name of the Surviving Company shall be “Quad Courier, Inc.” (or such other name as Parent designates), and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company, except the name of the Surviving Company shall be “Quad Courier, Inc.” (or such other name as Parent designates); and

(b)    from and after the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company.

Section 1.3    Proxy Statement/Prospectus; Information Supplied; Stockholders’ Meeting

(a)    As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the proxy statement to be sent to the holders of Shares relating to the Stockholders’ Meeting and a Registration Statement on Form S-4 (including a prospectus) (the “S-4 Registration Statement”) in connection with the issuance of shares of Parent Common Stock in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”). Parent and the Company each shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and the Company shall use its commercially reasonable efforts to (i) clear the preliminary Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable after the filing thereof and (ii) mail the definitive Proxy Statement/Prospectus to the holders of Shares as promptly as reasonably practicable after the S-4 Registration Statement has been declared effective under the Securities Act.

(b)    The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to holders of Shares and at the time of the Stockholders’ Meeting, or any adjournment or postponement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, Merger Sub or Merger LLC for inclusion or incorporation by reference in the Proxy Statement/Prospectus and (B) Parent assumes no responsibility with respect to information supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in the S-4 Registration Statement. The Company and Parent each agree that all documents that each is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder.

(c)    The Company, Parent, Merger Sub and Merger LLC shall cooperate with each other in the preparation of the S-4 Registration Statement, including the Proxy Statement/Prospectus required thereunder. Each of Parent, Merger Sub, Merger LLC and the Company and their respective counsels shall be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and the S-4 Registration Statement prior to the filing thereof with the SEC, and shall provide any comments thereon as promptly as reasonably practicable. Parent shall promptly notify the Company and its counsel of the time when the S-4 Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Further, each party shall promptly notify the other parties and their counsel of the receipt of any written comments or other material communications such party or its counsel receives from time to time from the SEC or its staff with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus, and shall provide the other party with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by such party or its counsel with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the time the Stockholder Approval is obtained, any party shall become aware of the occurrence of any event or other circumstance that requires an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/Prospectus so that the S-4 Registration Statement or the Proxy Statement/Prospectus, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party shall notify the other party as promptly as reasonably practicable thereafter, and Parent and the Company each shall use its commercially reasonable efforts to, as promptly as reasonably practicable thereafter, (i) prepare and file with the SEC such amendment or supplement and (ii) mail such amendment or supplement to the holders of Shares to the extent legally required.

(d)    As promptly as practicable after the S-4 Registration Statement is declared effective, the Company shall duly call, give notice of, convene and hold a special meeting of holders of Shares (the “Stockholders’ Meeting”) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby, including the Merger. Subject to Section 5.4, the Board of Directors of the Company shall include the Company Board Recommendation in the Proxy Statement/Prospectus and shall take all lawful action to solicit approval of this Agreement by the holders of Shares. If the Board of Directors of the Company makes an Adverse Change Recommendation, it will not alter the obligation of the Company to submit this Agreement to the holders of Shares at the Stockholders’ Meeting to consider and vote upon the approval of this Agreement, unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders’ Meeting.

Article II

CONVERSION OF SHARES AND DELIVERY OF MERGER CONSIDERATION

Section 2.1    Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub, Merger LLC or the holder of any capital stock or other equity security of Parent, Merger Sub, Merger LLC or the Company:

(a)    Each share of class A common stock, par value $0.025 per share, of Parent (the “Parent Common Stock”), and each share of class B common stock, par value $0.025 per share, of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $1.00 per share, of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company.

(c)    Each share of Company Common Stock that is owned directly or indirectly by the Company (other than any share of Company Common Stock held in a trust account, managed account or the like, or otherwise held in a fiduciary or agency capacity, that is beneficially owned by a third party) shall be cancelled and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(d)    Except as provided in Section 2.1(c), Section 2.1(g) and Section 6.2(c) with respect to Company Restricted Shares and subject to Section 2.2, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof as provided in Section 2.3, either (1) $20.50 in cash, without interest (the “Cash Consideration”), or (2) 0.9301 shares (the “Exchange Ratio”) of Parent Common Stock, without interest (the “Stock Consideration”). The Cash Consideration and the Stock Consideration (including cash in lieu of fractional shares of Parent Common Stock) are sometimes referred to herein collectively as the “Merger Consideration.”

(e)    All Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Shares or any Book-Entry Share (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the Shares represented by such Certificate have been converted pursuant to this Section 2.1 as well as any dividends to which holders of Shares become entitled in accordance with Section 2.5(c).

(f)    If, between the date of this Agreement and the Effective Time, (i) subject to Section 5.2(b), the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or (ii) subject to Section 5.2(a), the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, then the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to Holders with the same economic effect as contemplated by this Agreement prior to such event and, as so adjusted, shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this provision.

(g)    Notwithstanding Section 2.1(d), Shares issued and outstanding immediately prior to the Effective Time and held by a holder who (i) is entitled to appraisal, (ii) has not voted in favor of this Agreement or the Merger or consented thereto in writing and (iii) has properly exercised and not withdrawn or otherwise lost appraisal rights for such Shares in accordance with Part 13 of the MBCA (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be converted solely into the right to payment of the fair value of such Shares in accordance with Part 13 of the MBCA; provided, however, that if, after the Effective Time, such holder at any time fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Part 13 of the MBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the MBCA, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(d), without interest thereon, upon surrender of such Certificate formerly representing such Share and related documents. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Part 13 of the MBCA that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.2    Proration

(a)    The allocation of rights to receive the Cash Consideration and the Stock Consideration among Holders will be made as set forth in this Section 2.2(a) (with the Exchange Agent to determine, consistent with Section 2.3(c), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

(i)    If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.5(f) hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(ii)    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.5(f) hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or
(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and, subject to Section 2.5(f) hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
Section 2.3    Election Procedures. Each holder of record of Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures (an “Election”):

(a)    Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to Holders so as to permit Holders to exercise their right to make an Election prior to the Election Deadline.

(b)    Parent shall use commercially reasonable efforts to cause the Form of Election to be sent to Holders as soon as reasonably practicable (and in no event later than five (5) business days) after the Effective Time and to make available as promptly as reasonably practicable following a request therefor a Form of Election to any Holder who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(c)    Each Form of Election shall permit Holders (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, 5,206,838 Shares issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining Shares issued and outstanding immediately prior to the Effective Time shall be converted into the Cash Consideration (the “Cash Consideration Number”). Shares as to which a Cash Election has been made and Shares that constitute Dissenting Shares as of the Election Deadline are referred to herein as “Cash Election Shares.” Shares as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares as to which no election has been made (or as to which a Form of Election is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of Shares with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” For the avoidance of doubt, if a Holder does not submit a properly completed Form of Election in a timely fashion, the Shares held by such Holder shall be designated Non-Election Shares.

(d)    Any Election shall have been made properly only if the Person authorized to receive Elections and to act as exchange agent in connection with the transactions contemplated by this Agreement, which Person shall be selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement reasonably acceptable to Parent and the Company entered into prior to the mailing of the Form of Election to Holders (the “Exchange Agent Agreement”), shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by, in the case of physical certificates representing Shares, Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver physical certificates representing Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its reasonable discretion. For uncertificated Shares held in book entry form (a “Book-Entry Share”), Parent shall establish Election procedures for such

Shares, which procedures shall be reasonably acceptable to the Company. In the event that a Holder has provided a notice of intent to demand payment (a “Notice of Dissenter’s Intent”) pursuant to Section 13.21 of the MBCA, any Election submitted by such Holder (unless such Notice of Dissenter’s Intent shall have been withdrawn prior to the Election Deadline) shall be deemed invalid.

(e)    As used herein, unless otherwise agreed in writing by Parent and the Company, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is twenty (20) business days following, but not including, the date of mailing of the Form of Election.

(f)    Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any Shares (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter made prior to the Election Deadline.

(g)    Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (iii) the issuance and delivery of shares of Parent Common Stock into which Shares are converted in the Merger and (iv) the method of payment of cash for Shares converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

Section 2.4    Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration in accordance with this Agreement, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5(f), the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares of Parent Common Stock, in accordance with this Agreement. The Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, that (i) no such investment of or losses thereon shall relieve Parent from making the payments required by this Article II or Section 6.2, or affect the amount of Merger Consideration payable in respect of the Shares, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by, and backed by the full faith and credit of, the United States of America. Any and all interest or other amounts earned with respect to such funds shall be the exclusive property of Parent and shall become part of the Exchange Fund, subject in all cases to the rights of the Holders to receive the Merger Consideration, and any amounts in excess of the amounts payable under this Article II and

Section 6.2 shall be promptly returned to either Parent or the Surviving Company. The Exchange Fund shall not be used for any other purpose.

Section 2.5    Delivery of Merger Consideration.

(a)    As soon as reasonably practicable (and in any event within ten (10) business days) after the Election Deadline, the Exchange Agent shall mail to each Holder who did not properly complete and timely submit a Form of Election with such other documents as may be reasonably required by the Exchange Agent, (i) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s) to the Exchange Agent) (the “Letter of Transmittal”) and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration to be issued or paid in consideration therefor in accordance with this Article II upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.5(c).

(b)    After the Effective Time upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal and such other documents as reasonably required by the Exchange Agent, a Holder will be entitled to receive, and Parent shall deliver, or cause the Exchange Agent to deliver, the Merger Consideration (elected or deemed elected by it, subject to, and in accordance with Section 2.1(c), Section 2.2 and Section 2.3), including any cash in lieu of fractional shares of Parent Common Stock, to be issued or paid in consideration therefor in respect of the Shares formerly represented by its, his or her Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate and related documents in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)    No dividends or other distributions with respect to shares of Parent Common Stock shall be paid to a Holder whose Shares were converted into Stock Consideration unless and until the Holder has surrendered its, his or her Certificate and related instruments in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate and related instruments in accordance with this Article II, such Holder shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock into which the Shares formerly represented by such Certificate were converted in accordance with this Article II and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock into which the Shares formerly represented by such Certificate were converted in accordance with this Article II with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d)    If any portion of the Merger Consideration is to be delivered to any Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer records of the Company, it shall be a condition to the delivery of such Merger Consideration that such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, cash dividends or distributions payable pursuant to Section 2.5(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, Parent or the Surviving Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent, Parent or the Surviving Company, as the case may be.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing Shares are presented for transfer on the stock transfer records of the Company, they shall be cancelled and exchanged for the Merger Consideration to be issued or paid in consideration therefor in accordance with Section 2.2 and the procedures set forth in this Article II.

(f)    Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Cash Consideration by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.1(d).

(g)    Any portion of the Exchange Fund that remains unclaimed by Holders six (6) months after the Effective Time shall be promptly paid to Parent upon the request of Parent. Any Holders who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, including any unpaid dividends and distributions on the Parent Common Stock, deliverable in respect of each Share that such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other

Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to any Governmental Body pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Body, such Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, Merger Sub and Merger LLC as follows:
Section 3.1    Due Organization; Subsidiaries, Etc.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to own, lease and operate its properties and to carry on its business as it is now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensure is necessary, except for those jurisdictions where failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Part 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. No Acquired Corporations own, directly or indirectly, any capital stock of, or any equity interest of, or any other security of any nature in, any other Entity, other than the Entities identified in Part 3.1(b) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c)    Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the corporate or other relevant organizational power and authority to own, lease and operate its properties and to carry on its business as it is now conducted. Each such Subsidiary of the Company is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction where such qualification or licensure is necessary, except for those jurisdictions where failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2    Articles of Organization and Bylaws. The Company has made available to Parent or Parent’s Representatives in the Data Room prior to the date of this Agreement accurate and complete copies of the articles of organization, certificates of incorporation, bylaws and other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto, as in effect on the date hereof. The Acquired Corporations’ articles of organization, certificates of incorporation, bylaws or other charter and organizational documents so delivered are in full force and effect.

Section 3.3    Capitalization, Etc.

(a)    The authorized capital stock of the Company consists of: (i) 18,000,000 Shares (including Company Restricted Shares), of which 11,509,269 Shares were issued and outstanding and no Shares were issued and held in the treasury of the Company, in each case, as of the close of business on January 15, 2015; and (ii) 1,000,000 shares of Company Preferred Stock, of which no shares were issued and outstanding (or held in treasury) as of the close of business on January 15, 2015. Between the close of business on January 15, 2015 and the date of this Agreement, the Company has not issued shares of capital stock or other securities of the Company, other than upon the exercise of Company Options or the vesting or settlement of Company Stock Awards, in each case, outstanding as of the close of business on January 15, 2015, pursuant to the terms of such Company Options or Company Stock Award. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)    Except as set forth in Part 3.3(b) of the Company Disclosure Schedule: (i) none of the Shares is entitled or subject to any preemptive right, antidilutive right, right of repurchase or forfeiture, right of participation, right of maintenance, conversion right, redemption right or any similar right; (ii) none of the Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Corporations having a right to vote (or convertible into or exercisable for such securities having the right to vote) on any matters on which the stockholders of the Company have a right to vote; (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other Company securities.

(c)    As of the date of this Agreement, the Company has no shares of capital stock reserved for issuance, except for (i) 530,915 Shares subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, and (ii) 175,000 shares of Series B Preferred Stock subject to issuance upon the exercise of rights issued pursuant to the Shareholder Rights Plan and (iii) an indeterminate number of Shares subject to issuance pursuant to the ESPP as of February 28, 2015, the end of the current offer period under the

ESPP. The Company has made available to Parent or Parent’s Representatives in the Data Room prior to the date of this Agreement true and complete copies of the ESPP and all Company Equity Plans covering the Company Options and Company Restricted Shares outstanding as of the date of this Agreement, the forms of all stock award agreements evidencing such Company Options and Company Restricted Shares (and any other stock award agreements to the extent there are material variations from the form of agreement). Each outstanding Company Option was granted in compliance in all material respects with all applicable Law and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued. Part 3.3(c) of the Company Disclosure Schedule contains a correct and complete list of each outstanding Company Option and Company Stock Award as of the date of this Agreement, including the holder’s name, date of grant, exercise or purchase price (if applicable), number of Shares subject thereto, number of Shares subject thereto that have vested as of such date, vesting schedule, whether any Company Option is intended to qualify as an Incentive Stock Option (within the meaning of the Code), and the Company Equity Plan under which such Company Option and Company Stock Award was granted.

(d)    All of the outstanding capital stock, ownership interests in and other securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Part 3.3(d) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company, free and clear of any Encumbrance. Except as set forth in Part 3.3(d) of the Company Disclosure Schedule, none of the Acquired Corporations owns any capital stock, ownership interests in or other securities of any Person, except for securities in another Acquired Corporation.

(e)    Except as set forth in Part 3.3(e) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant, agreement, arrangement, commitment or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is in any way based on or derived from, the value of any shares of capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument, bond, debenture, note or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue, or register, any shares of its capital stock or any other securities. Except as set forth in Part 3.3(e) of the Company Disclosure Schedule and except for the Voting Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which any Acquired Corporation is a party relating to the voting or disposition of any shares of the capital stock or other securities of any Acquired Corporation, or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors (or similar governing body) of any Acquired Corporation. All dividends or distributions on securities of the Company that have been declared on or prior to the date of this Agreement have been paid in full.

Section 3.4    SEC Filings; Financial Statements.

(a)    Since September 29, 2012, the Company has filed (or furnished) on a timely basis all reports, schedules, forms, statements and other documents (including exhibits, financial statements and schedules thereto, and all other information incorporated therein and amendments and supplements thereto) required to be filed with (or furnished to) the SEC by the Company (such documents and any such additional documents filed with (or furnished to) the SEC after the date of this Agreement, the “Company SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied, or if filed (or furnished) subsequent to the date of this Agreement, will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document. As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, no Company SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Company SEC Document filed with (or furnished to) the SEC pursuant to the Exchange Act subsequent to the date of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as may be permitted under Form 10-Q of the Exchange Act), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal and recurring year-end adjustments in the case of any unaudited interim financial statements). As of the date of this Agreement, the aggregate amount of all Indebtedness owing by the Acquired Corporations (including any guarantee of Indebtedness by the Acquired Companies) does not exceed $50,000,000.

(c)    The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year ended September 27, 2014 (nor has any such deficiency or weakness been identified as of the date hereof).

(d)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) comply in all material respects with the requirements of the Exchange Act and are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(e)    The Company has made available through filings with the SEC on the Electronic Data Gathering, Analysis and Retrieval database (“EDGAR”) or in the Data Room, to Parent or Parent’s Representatives correct and complete copies of all comment letters received by the Company from the SEC since September 30, 2012 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and, to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f)    To the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company.

(g)    No Acquired Corporation is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among an Acquired Corporation, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Corporation in any Acquired Corporation’s published financial statements or other Company SEC Documents.

(h)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(i)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.5    Absence of Changes. Except as set forth in Part 3.5 of the Company Disclosure Schedule, since the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2014 through the date of this Agreement: (a) each of the Acquired Corporations has conducted its business in the ordinary course consistent with past practice; (b) there has not been any effect, change, event, occurrence, development, circumstance, condition or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) no Acquired Corporation has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.2.

Section 3.6    Title to Assets. Except as set forth in Part 3.6 of the Company Disclosure Schedule, the Acquired Corporations have good and marketable title to, or valid and enforceable leasehold interests in, all assets owned or leased by them and that are material to the business of the Acquired Corporations as currently conducted, including such assets reflected on the audited consolidated balance sheet of the Company as of September 27, 2014, contained in the Annual Report on Form 10-K for the fiscal year ended September 27, 2014 (the “Balance Sheet”) filed by the Company with the SEC (except for assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of such Balance Sheet). All of said owned assets are owned by the applicable Acquired Corporation free and clear of all Encumbrances (other than Permitted Encumbrances and except as set forth in Part 3.6 of the Company Disclosure Schedule). All of said owned assets, together with all assets held by the Acquired Corporations under valid leases, include all material tangible and intangible assets necessary for the operation of the business of the Acquired Corporations as currently conducted, taken as a whole.

Section 3.7    Real Property; Equipment.

(a)    Part 3.7(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all real property owned by any Acquired Corporation (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the street address of such Owned Real Property. The applicable Acquired Corporation has good and indefeasible fee simple title to all Owned Real Property, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

(b)    Part 3.7(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by any Acquired Corporation as of the date of this Agreement in respect of which the Company or any of its Subsidiaries has annual rental obligations of $100,000 or more or involving a contract term that, absent early termination by any party, would continue for more than one year after the date of this Agreement (each, a “Leased Real Property”, and together with the Owned Real Property sometimes referred to as the “Real Property”), (ii) the address for each Leased Real Property, (iii) current rent amounts payable by the applicable Acquired Corporation related to such Leased Real Property, and (iv) all of the leases, subleases and other agreements of the Leased Real Property (including any material amendment, modification, extension or renewal with respect thereto) (each, a “Lease Agreement”). Each Lease Agreement is a valid and binding obligation of the applicable Acquired Corporation and, to the knowledge of the Company, the other party thereto and is in full force and effect. Except as set forth in Part 3.7(b) of the Company Disclosure Schedule, (i) no Acquired Corporation’s leasehold interest in any of the Leased Real Property is subject to any Encumbrance (other than Permitted Encumbrances), including any leasehold mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any Person any interest in the Company’s leasehold interests or any right to the use or occupancy of any Leased Real Property and (ii) the Real Property and the applicable Acquired Corporation’s use thereof is and has been in material compliance since September 29, 2012 with all recorded restrictions, covenants and agreement related to the Real Property. Each applicable Acquired Corporation and, to the knowledge of the Company, each other party thereto has performed all material obligations required to be performed by it under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach by the any Acquired Corporation or, to the knowledge of the Company, any other party thereto under any Lease Agreement. The Company has made available to Parent or Parent’s Representatives in the Data Room prior to the date of this Agreement a complete and correct copy of each Lease Agreement.

(c)    Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to the Acquired Corporations (i) are in good operating condition and repair (ordinary wear and tear excepted and ongoing maintenance excepted) and (ii) are adequate for the uses to which they are being put.

Section 3.8    Intellectual Property.

(a)    Part 3.8(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) the current owner, (ii) the jurisdiction of application/registration, (iii) the application or registration number, and (iv) the date of filing or issuance for each item of Registered IP owned by any Acquired Corporation or otherwise registered or the subject of any application for registration in the name of any Acquired Corporation (the Registered IP described in this Section 3.8(a) is referred to collectively as the “Company Registered IP”). No cancellation, interference, opposition, reissue, reexamination or other similar proceeding is pending or, to the knowledge of the Company, threatened, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration of Company Registered IP). All registration, renewal, maintenance and other similar payments that are or have become due with respect to the Company Registered IP have been timely paid by or on behalf of the Company or another Acquired Corporation, and the Company Registered IP is subsisting and, to the knowledge of the Company, other than with respect to any pending application therefor, valid and enforceable and in full force and effect, and has not lapsed (except for any patents within the Company Registered IP having lapsed or expired at the end of their statutory term), been abandoned, been disclaimed, been cancelled or been forfeited, except, in each case, for such exceptions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Each Acquired Corporation owns, or holds a valid license or other valid right to use, all Intellectual Property and Intellectual Property Rights necessary for the conduct of such Acquired Corporation’s business as currently conducted, except for any exceptions which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and provided, however, that the foregoing is not a representation of non-infringement, non-misappropriation or other non-violation of the Intellectual Property Rights of another Person, which representation is solely set forth in Section 3.8(d) below.

(c)    Part 3.8(c) of the Company Disclosure Schedule identifies, as of the date of this Agreement, (i) each Company Contract pursuant to which any Intellectual Property Rights or Intellectual Property of another Person (other than a Subsidiary of the Company), in each case, that is material to the business of the Acquired Corporations taken as a whole is licensed to any Acquired Corporation (other than agreements for non-customized commercially available software) (each, an “Inbound License”), and (ii) each Company Contract pursuant to which any Intellectual Property Rights or Intellectual Property, in each case, that is material to the business of the Acquired Corporations taken as a whole and is owned by any of the Acquired Corporations is licensed to another Person (other than a Subsidiary of the Company) other than any outbound agreements entered into in the ordinary course of business consistent with past practice, including agreements relating to custom publishing platforms, content, customer store fronts and applications in on-line stores (each, an “Outbound License”).

(d)    Except as set forth in Part 3.8(d) of the Company Disclosure Schedule, the operation of the business of the Acquired Corporations as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of another Person, except as has not resulted, or would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Acquired Corporations. Except as set forth in Part 3.8(d) of the Company Disclosure Schedule, since January 1, 2012, (i) no Legal Proceeding has been asserted, is pending or, to the knowledge of the Company, is being threatened, against any of the Acquired Corporations relating to any infringement, misappropriation or violation of any Intellectual Property Rights of another Person by any of the Acquired Corporations, and (ii) none of the Acquired Corporations has received any written notice alleging any infringement, misappropriation or violation of any Intellectual Property Rights of another Person by any of the Acquired Corporations, except, in each case of clauses (i) and (ii), as has not had, or would not reasonably be expected to have, individually or in the aggregate, in Company Material Adverse Effect. None of the material Intellectual Property or Intellectual Property Rights of any of the Acquired Corporations is subject to any pending or outstanding injunction, directive, order, decree, award, settlement or judgment restricting the ownership, use, validity or enforceability of any such Intellectual Property or Intellectual Property Rights.

(e)    To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any Acquired Corporation, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)    The Acquired Corporations have taken commercially reasonable actions to maintain the confidentiality of the material proprietary information held by any of the Acquired

Corporations, or purported to be held by any of the Acquired Corporations, including material proprietary information owned by a Person other than the Acquired Corporations.

(g)    To the knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create any material Intellectual Property Rights of any of the Acquired Corporations, except for any such funding or use of facilities or personnel that has not resulted, and would not reasonably be expected to result, in such Governmental Body or institution obtaining any interest in such Intellectual Property Rights.

Section 3.9    Contracts.

(a)    Except as set forth in Part 3.9 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract:

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)    pursuant to which the Acquired Corporations (taken as a whole) received revenues for the fiscal year ended September 27, 2014, or is reasonably expected to receive revenues in a future annual period, in excess of $10,000,000;

(iii)    pursuant to which the Acquired Corporations (taken as a whole) made expenditures for the fiscal year ended September 27, 2014, or is reasonably expected to make expenditures in a future annual period, in excess of $2,500,000;

(iv)    evidencing a capital expenditure in excess of $2,500,000;

(v)    containing a covenant prohibiting or restricting any Acquired Corporation from competing in any business or geographic area, or from soliciting customers or employees, or otherwise restricting any Acquired Corporation from carrying on any business anywhere in the world;

(vi)    relating to or evidencing Indebtedness, including any guarantee of Indebtedness by the Company or any Subsidiary of the Company, in excess of $5,000,000;

(vii)    that is an Inbound License or Outbound License, in each case, that either (A) grants exclusive rights to or from an Acquired Corporation or (B) requires aggregate payments to or from an Acquired Corporation in excess of $250,000;

(viii)    (A) imposing on, or granting to, an Acquired Corporation any future minimum take-or-pay requirements in excess of $100,000, (B) granting “most favored nation,” “most favored customer” or similar status to any Person, or (C) granting any type of exclusive rights to any Person or requiring an Acquired Corporation to purchase all of its requirements of a specified good or service from any Person; or

(ix)    any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees or any other similar Contract.

(b)    Each contract, arrangement, commitment or understanding of the type required to be described in Section 3.9(a), whether or not set forth in Part 3.9(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” Except for Material Contracts that expire in accordance with their terms during the Pre-Closing Period (excluding, for the avoidance of doubt, early termination), all of the Material Contracts are valid and binding on the applicable Acquired Corporation and, to the knowledge of the Company, each other party thereto, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity. No Acquired Corporation has, and to the knowledge of the Company, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default, under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, and no Acquired Corporation has received written notice of any of the foregoing. The Company has made available to Parent or Parent’s Representatives in the Data Room prior to the date of this Agreement a complete and correct copy (including any material amendment, modification, extension or renewal with respect thereto) of each Material Contract.

Section 3.10    Liabilities. Except as set forth in Part 3.10 of the Company Disclosure Schedule, the Acquired Corporations have no liabilities or obligations, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, except for: (a) liabilities and obligations reflected on the Balance Sheet (including any related notes); (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet; (c) liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (d) liabilities and obligations incurred in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.11    Compliance with Law.

(a)    Except as set forth in Part 3.11(a) of the Company Disclosure Schedule, each Acquired Corporation (including its assets) is and, since September 29, 2012, has been, in compliance in all material respects with all applicable Law. Except as set forth in Part 3.11(a) of the Company Disclosure Schedule, none of the Acquired Corporations has received any written notice since September 29, 2012 that remains unresolved (i) of any material administrative or civil (or any criminal) investigation or material audit by any Governmental Body relating to the Company or any of its Subsidiaries or (ii) from any Governmental Body or other Person alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law in any material respect.

(b)    Since September 29, 2012, none of the Acquired Corporations or, to the knowledge of the Company, any Company Associate has been convicted of, or, to the knowledge of the Company, has been charged by any Governmental Body with any material violation of any applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility or obstruction of an investigation, in each case for a matter involving one of the Acquired Corporations.

(c)    Since September 29, 2012, none of the Acquired Corporations has been a party to any Contract or bid with, and has not conducted business or participated in any transaction involving, directly or indirectly, any Prohibited Persons.

Section 3.12    Regulatory Matters.

(a)    The Acquired Corporations have obtained all material permits, clearances, authorizations, licenses, registrations and other Governmental Authorizations required by any foreign or domestic Governmental Body to permit the conduct of its business as currently conducted and all such Governmental Authorizations are valid and in full force and effect, and none of such permits, clearances, authorizations, licenses, registrations and other Governmental Authorizations have been or, to the knowledge of the Company, are being cancelled, withdrawn, revoked, suspended or challenged, except where such revocation or challenge does not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Acquired Corporation is and since September 29, 2012 has been in compliance in all material respects with the terms of all such permits, clearances, authorizations, licenses, registrations and other Governmental Authorizations.

(b)    None of the Acquired Corporations has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Body or (ii) failed to disclose a material fact required to be disclosed to any Governmental Body. None of the Acquired Corporations is the subject of any pending or, to the Company’s knowledge, threatened investigation by any other Governmental Body pursuant to any similar Law.

Section 3.13    Privacy Policies. Each of the Acquired Corporations has complied and is in compliance, in all material respects, with its privacy policies and third-party obligations (imposed by applicable Law) regarding the collection, use, transfer, storage, protection, disposal and disclosure by the Acquired Corporations of personally identifiable information.

Section 3.14    Certain Business Practices. Each of the Acquired Corporations is and has been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any other U.S. or foreign Law concerning corrupt payments applicable to any Acquired Corporation. During the past three (3) years, none of the Acquired Corporations has, to the knowledge of the Company, been investigated by any Governmental Body with respect to, or been given notice by a Governmental Body of, any violation by any of the Acquired Corporations of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other U.S. or foreign Law concerning corrupt payments. None of the Acquired Corporations nor, to the knowledge of the Company, any Company Associate acting for or on behalf of any Acquired Corporation has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any person or to secure any other benefit or advantage that has resulted in a material violation of applicable Law. For purposes of this provision, an “official or employee” includes any official or employee of any directly or indirectly government-owned or - controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

Section 3.15    Tax Matters. Except as disclosed in Part 3.15 of the Company Disclosure Schedule:

(a)    (i) For the past three (3) years, each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Acquired Corporation Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) all amounts shown on the Acquired Corporation Returns to be due or required to be withheld on or before the Closing Date (and all other material Taxes of the Acquired Corporations due or required to be withheld on or before the Closing Date, whether or not shown as due on any Acquired Corporation Returns) have been or will be paid or withheld on or before the Closing Date.

(b)    Each of the Acquired Corporations has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)    There are (i) no current examinations or audits of any Acquired Corporation Return in progress involving Taxes and (ii) no written notice of a claim or pending investigation has been received by any of the Acquired Corporations in the past three (3) years from any Governmental Body in any jurisdiction where an Acquired Corporation does not file Tax Returns or pay Taxes that such Acquired Corporation is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been requested or granted or is currently in effect.

(d)    To the knowledge of the Company, no Legal Proceeding is pending or has been threatened in writing against or with respect to the Acquired Corporations in respect of any Tax. No deficiency of material Taxes in respect of the Acquired Corporations has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been resolved or paid in full.

(e)    None of the Acquired Corporations has ever been a member of an affiliated combined, consolidated or unitary Tax group for purposes of filing any Tax Return other than a group of which the Company was the common parent.

(f)    None of the Acquired Corporations has entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4. None of the Acquired Corporations has received a Tax opinion with respect to any transaction relating to an Acquired Corporation other than a transaction in the ordinary course of business.

(g)    There are no Encumbrances for Taxes upon the assets of the Acquired Corporations (other than with respect to liens for Taxes incurred in the ordinary course of business consistent with past practice that are not yet due and payable).

(h)    Since January 1, 2012, none of the Acquired Corporations has requested or received a Tax ruling, advance pricing agreement, competent authority relief, or similar agreement, or has entered into a closing agreement relating to Taxes with any Governmental Body. None of the Acquired Corporations is subject to a Tax sharing, allocation, indemnification or similar Contract (except such Contracts as are solely among the Acquired Corporations and other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes. None of the Acquired Corporations has entered into any gain recognition agreement under Section 367 of the Code.

(i)    During the past three (3) years, none of the Acquired Corporations has (i) distributed shares of another Person, or has had shares of its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, (ii) participated in an international boycott within the meaning of Section 999 of the Code, or (iii) made or revoked any election under Treasury Regulations Section 301.7701-3 regarding classification as a corporation, as a partnership, or as a disregarded entity.

(j)    None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or “open transaction” disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

Section 3.16    Employee Matters; Benefit Plans.

(a)    Part 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Employee Plan and separately identifies any such plan that is an International Employee Plan. The Company has made available to Parent or Parent’s Representatives in the Data Room prior to the date of this Agreement with respect to each material Employee Plan that is a U.S. Employee Plan (excluding a Multiemployer Plan (as defined below)), to the extent applicable: (A) current and complete plan documents and all amendments thereto, and all related trust agreements, insurance contracts or other funding documents, (B) the most recent determination or opinion letter issued by the IRS or the United

States Department of Labor (“DOL”), (C) the most recent actuarial valuation or annual report (Form Series 5500 and all schedules and financial statements attached thereto), (D) the most recent summary plan descriptions and summaries of material modifications, and (E) all material correspondence to or from the IRS, the DOL, or any other Governmental Body for the last three (3) years.

(b)    With respect to any U.S. Employee Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA but is not a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), none of the following has occurred or existed, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; or (iii) a “reportable event” within the meaning of ERISA Section 4043. Except as set forth in Part 3.16(b) of the Company Disclosure Schedule, no such U.S. Employee Plan is in “at risk” status within the meaning of Section 303 of ERISA. None of the Acquired Corporations nor any of their ERISA Affiliates has incurred any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(c)    With respect to each U.S. Employee Plan that is a Multiemployer Plan, Part 3.16(c) of the Company Disclosure Schedule states the amount of estimated withdrawal liability or other termination liability that would be incurred by the Acquired Corporations or their ERISA Affiliates if there were a cessation of operations or of the obligation to contribute to such plan which constituted a complete withdrawal (as defined in Section 4203 of ERISA) from such Multiemployer Plan. During the last five years, except as set forth in Part 3.16(c) of the Company Disclosure Schedule, none of the Acquired Corporations nor any of their respective current or former ERISA Affiliates has (i) withdrawn from any Multiemployer Plan in a complete or partial withdrawal or (ii) engaged in a transaction that is subject to Section 4069 of ERISA. None of the Acquired Corporations nor any of their respective ERISA Affiliates is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code or a multiple employer welfare arrangement as that term is defined in Section 3(40) of ERISA.

(d)    Each of the U.S. Employee Plans (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and to the knowledge of the Company nothing has occurred that would be reasonably expected to result in the loss of such qualification. Each of the U.S. Employee Plans (other than a Multiemployer Plan) is and has for the last three (3) years been operated in compliance with its terms and all applicable Law, including ERISA and the Code, except where the failure to operate such U.S. Employee Plans in accordance with their terms and applicable Law did not and could not, individually or in the aggregate, result in any material liability to the Acquired Corporations. There is no, nor has there been for the last three (3) years, any litigation or governmental administrative proceeding, audit or other proceeding or claim (other than routine claims for benefits) pending or, to the knowledge of the Acquired Corporations, threatened with respect to any U.S. Employee Plan (other than a Multiemployer Plan), and, to the knowledge of the

Acquired Corporation, there is no reasonable basis for any such litigation, proceeding, audit or claim, except as would not individually or in the aggregate be reasonably likely to result in a Company Material Adverse Effect. All payments and/or contributions required to have been made by an Acquired Corporation with respect to all U.S. Employee Plans either have been made or have been accrued in accordance with the terms of the applicable U.S. Employee Plan and applicable Law.

(e)    To the knowledge of the Company, no Acquired Corporation, any U.S. Employee Plan (other than a Multiemployer Plan) nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would subject any Acquired Corporation or any of their ERISA Affiliates, such U.S. Employee Plan or trustee, administrator or other third-party fiduciary and/or party-in-interest thereof to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Section 502 of ERISA.

(f)    Except as set forth in Part 3.16(f) of the Company Disclosure Schedule, none of the U.S. Employee Plans (other than a Multiemployer Plan) provide health care or any other non-pension benefits to any Company Associates or former employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and, except as set forth in Part 3.16(f) of the Company Disclosure Schedule, the Company has never promised to provide such post-termination benefits.

(g)    No Acquired Corporation has announced its intention or made any binding commitment to materially increase participation in or benefits or coverage under, or terminate, any U.S. Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a U.S. Employee Plan. Except as set forth in Part 3.16(g) of the Company Disclosure Schedule, each of the Acquired Corporations has reserved, to the extent permitted by applicable Law, the right to amend, terminate or modify at any time all Employee Plans, except as limited by the terms of a collective bargaining agreement, and other than with respect to Employee Plans that are executive compensation contracts and other bi-lateral agreements or arrangements between an Acquired Corporation on the one hand and an individual on the other hand.

(h)    All International Employee Plans comply in all material respects with their terms and applicable local Law. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened litigation relating to any International Employee Plan. With respect to each International Employee Plan, except as would not reasonably be expected to result in material liability to an Acquired Corporation: (i) to the knowledge of the Company, all employer and employee contributions to each International Employee Plan required by Law or by the terms of such International Employee Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) to the knowledge of the Company, all International Employee Plans have been established, registered, administered, funded and invested in accordance with their terms, including the terms of the material documents that support such International Employee Plan, any applicable labor contract or similar arrangement and all requirements of applicable Law, (iii) each International Employee Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Body; (iv) to the extent any International Employee Plan is intended to qualify for special tax treatment, such International Employee Plan meets all requirements for such treatment; (v) to the knowledge of the Company, no event has occurred respecting any International Employee Plan that would entitle any person (without the consent of an Acquired Corporation) to wholly wind-up or terminate any International Employee Plan; (vi) none of the International Employee Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by, the completion of the transactions contemplated herein (except for employment agreements or other executive compensation contracts and other bilateral arrangements between an Acquired Corporation on the one hand and an individual on the other hand); (vii) there are no unfunded liabilities in respect of any International Employee Plan, including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable; (viii) none of the International Employee Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees; and (ix) there is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or to the knowledge of the Company, threatened involving any International Employee Plan or its assets.

(i)    With respect to each U.S. Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(l) of the Code), (i) such plan has been operated in all material respects since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder and (ii) the document or documents that evidence each such plan have complied with the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code in all material respects since January 1, 2009. No payments on account of the transactions contemplated by this Agreement would cause any material liability to an Acquired Corporation or any participant in such a plan under Section 409A of the Code.

(j)    Except as set forth in Part 3.16(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the Stockholder Approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of any Acquired Corporation; (ii) limit the right of any Acquired Corporation to amend, merge or terminate any U.S. Employee Plan or related trust; (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee, director or consultant of any Acquired Corporation; or (iv) result in a requirement to make any payments that will not be deductible because of Section 280G of the Code. Except as set forth in Part 3.16(j) of the Company Disclosure Schedule, (A) during the past three (3) years, none of the Acquired Corporations has made any payments that were not or will not be deductible because of Section 162(m) of the Code and (B) none of the Acquired Corporations is, or at any time during the past three (3) years has been, party to a Contract or an Employee Plan (including this Agreement) that would obligate it to make payments (either before or after the Closing) that will not be deductible because of Section 162(m) of the Code.

Section 3.17    Labor Matters.

(a)    Except as set forth in Part 3.17(a) of the Company Disclosure Schedule and to the extent employees of Subsidiaries of the Company organized under the laws of Brazil are not deemed employees at will under applicable Law, the employment of each of the Acquired Corporation’s employees is terminable by the applicable Acquired Corporation at will.

(b)    Except as set forth in Part 3.17(b) of the Company Disclosure Schedule, (i) none of the Acquired Corporations is a party to, or has a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations; (ii) no collective agreements or other Contract with a labor organization or works council applicable to any Acquired Corporation exist at any of the Acquired Corporations; (iii) there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees in the last three (3) years; (iv) there is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation or union organizing activity or any similar activity or dispute; (v) there is no claim, grievance or complaint pending or, to the knowledge of the Company, threatened relating to any U.S. Employee Plan or International Employee Plan, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any current or former employee that involves a material liability or material potential liability, including charges of unfair labor practices (including equal employment opportunity laws), or material complaints concerning terms and conditions of employment, occupational safety and health, affirmative action, employee privacy or harassment; (vi) the Acquired Corporations are and have been in material compliance with any affirmative action plans and requirements; and (vii) the Acquired Corporations are and have been in material compliance with all applicable Law respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any other similar applicable foreign, state, or local statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event), and wages and hours.

(c)    Except as set forth in Part 3.17(c) of the Company Disclosure Schedule, none of the Acquired Corporations is delinquent in any material respect in payments to any current or former employee for any wages, salaries, commissions, bonuses or other compensation for any services performed for it or amounts required to be reimbursed to such employee. Except as set forth in Part 3.17(c) of the Company Disclosure Schedule, none of the Acquired Corporations is liable for any material payment to any trust or other fund or to any

Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former employee (other than routine payments to be made in the ordinary course of business consistent with past practice) and freelancer/independent contractors.

(d)    Except as set forth in Part 3.17(d) of the Company Disclosure Schedule, within the last three (3) years, none of the Acquired Corporations has misclassified any employee as an independent contractor.  There has not been in the last three (3) years, and there is not pending or, to the knowledge of the Company, threatened any Legal Proceeding that has been asserted or instituted against any Acquired Corporation by any Governmental Body relating to the legal status or classification of an individual classified by any Acquired Corporation as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant). Part 3.17(d) of the Company Disclosure Schedule lists any filings made by any Acquired Corporation under the IRS’ Voluntary Classification Settlement Program.

Section 3.18    Environmental Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Acquired Corporations and except as disclosed in Part 3.18 of the Company Disclosure Schedule:

(a)    No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and, to the knowledge of the Company, is threatened by any Governmental Body or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b)    The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company and any of its Subsidiaries.

(c)    There has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Company Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d)    There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

Section 3.19    Insurance. Part 3.19 of the Company Disclosure Schedule (a) lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Acquired Corporations in effect as of the date hereof (collectively, the “Insurance Policies”), and (b) describes any material self-insurance arrangements in effect as of the date hereof with respect to the Acquired Corporations. The Company has heretofore made available to Parent or Parent’s Representatives in the Data Room prior to the date of this Agreement correct and complete copies of all Insurance Policies. All Insurance Policies are in full force and effect. No Acquired Corporation has received any written notice that coverage has been denied or disputed by the underwriters of such Insurance Policies. All premiums due and payable under all such Insurance Policies have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such Insurance Policies. To the knowledge of the Company, there is no termination of any Insurance Policy threatened.

Section 3.20    Transactions with Affiliates. Between the date the Company’s last proxy statement was filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K, except as disclosed in the Company SEC Documents prior to the date of this Agreement.

Section 3.21    Legal Proceedings; Orders. (a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against any Acquired Corporation, any assets of any Acquired Corporation or any stockholder, director or officer of any Acquired Corporation (in such capacity) and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order, which, in either case of (a) or (b), (i) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenges the validity or propriety of, or seeks to prevent, materially impair or materially delay consummation of, the transactions contemplated by this Agreement.

Section 3.22    Authority; Binding Nature of Agreement.

(a)    The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and, except for obtaining the Stockholder Approval, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two-thirds of the outstanding Shares entitled to vote to approve this Agreement (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary to approve this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

(b)    The Board of Directors of the Company (at a meeting duly called and held) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the requirements of the MBCA and other applicable Law, (iii) recommended that the stockholders of the Company approve this Agreement and directed such matter be submitted to the consideration and vote of the stockholders of the Company at the Stockholders’ Meeting and (iv) to the extent necessary, adopted a resolution having the effect of causing this Agreement, the Voting Agreements and the transactions contemplated by this Agreement and the Voting Agreements not to be subject to any Takeover Law or similar Law that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements (the “Company Board Recommendation”). None of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

(c)    This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and, assuming due authorization, execution and delivery by Parent, Merger Sub and Merger LLC, is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.23    Chapter 110F, Etc. Not Applicable. As of the date hereof and as of the Effective Time and assuming the accuracy of each of Parent’s, Merger Sub’s and Merger LLC’s representation and warranty set forth in Section 4.7, the Board of Directors of the Company has taken and will take all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Chapter 110F of the Massachusetts General Laws are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of Merger and any other transaction contemplated by this Agreement and will not restrict, impair or delay the ability of Parent, Merger Sub or Merger LLC to vote or otherwise exercise all rights as a stockholder of the Company. No (a) “fair price,” “moratorium,” “control share acquisition” or other Takeover Law, (b) anti-takeover provision in the Company Charter Documents, or (c) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities is, or at the Effective Time will be, applicable to the Shares, the Mergers, the Voting Agreements or the other transactions contemplated by this Agreement or the Voting Agreements.

Section 3.24    Non-Contravention; Consents.

(a)    Except as disclosed in Part 3.24(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (i) result in a breach or violation of, or default under, any of the provisions of the Company Charter Documents or the comparable governing instruments of any of the other Acquired Corporations; (ii) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any rights or obligations under or any creation of any Encumbrance (other than Permitted Encumbrances) on any assets of any Acquired Corporation or loss of rights pursuant to any Material Contract; or (iii) result in a breach or violation of any Law applicable to any Acquired Corporation, except, in the case of this clause (iii), as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and assuming, in the case of this clause (iii), compliance with the applicable provisions of the MBCA and the LLCA, Chapter 110C of the Massachusetts General Laws, the Antitrust Laws and the listing requirements of NASDAQ, the filing of the S-4 Registration Statement (including the Proxy Statement/Prospectus) and obtaining Stockholder Approval.

(b)    Except for filings required by the Exchange Act, the MBCA, the LLCA, Chapter 110C of the Massachusetts General Laws, the Antitrust Laws and the rules and regulations of NASDAQ or except as disclosed in Part 3.24(b) of the Company Disclosure Schedule, and assuming the filing of the Proxy Statement/Prospectus and obtaining the

Stockholder Approval, neither the Company nor any of its Affiliates is required to give notice to, deliver any report to, make any filing with, or obtain any consent or waiver from any Person in connection with the execution, delivery and performance of this Agreement, including the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those filings that the failure to make or obtain would not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

Section 3.25    Fairness Opinion. The Company’s Board of Directors has received the written opinion of Blackstone Advisory Partners L.P. as financial advisor to the Company (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock is fair to such holders from a financial point of view.  The Company will make available to Parent a signed copy of the fairness opinion as soon as practicable following the execution of this Agreement.

Section 3.26    Financial Advisor. None of the Acquired Corporations nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed the Company Financial Advisor, and the Company has made available to Parent on or prior to the date of this Agreement a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated hereby.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND

MERGER LLC

Parent, Merger Sub and Merger LLC hereby represent and warrant to the Company as follows:

Section 4.1    Due Organization. Parent is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin and has the corporate power required to carry on its business as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Merger LLC is a Massachusetts limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Merger Sub and Merger LLC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement or as required to comply with applicable Law. The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. Parent is the sole stockholder and owns all of the outstanding capital stock of Merger Sub. Parent is the sole member and owns all of the interests of Merger LLC. Each of Parent, Merger Sub and Merger LLC is duly licensed or qualified to do business as a foreign

Entity in each jurisdiction where such licensure or qualification is necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company or the Company’s Representatives prior to the date of this Agreement accurate and complete copies of the articles of incorporation, articles of organization, bylaws, certificate of formation and operating agreement, as applicable, of Parent, Merger Sub and Merger LLC, including all amendments thereto, as in effect on the date hereof. Parent’s, Merger Sub’s and Merger LLC’s articles of incorporation, articles of organization, bylaws, certificate of formation and operating agreement so delivered are in full force and effect.

Section 4.2    Capitalization. The authorized capital stock of Parent consists of 80,000,000 shares of class A common stock, par value $0.025 per share, 80,000,000 shares of class B common stock, par value $0.025 per share, 20,000,000 shares of class C common stock, par value $0.025 per share and 500,000 shares of preferred stock, par value $0.01 per share (collectively, the “Parent Shares”). As of December 31, 2014, (x) 34,595,145 shares of class A common stock of Parent were issued and outstanding and 5,431,836 shares of class A common stock of Parent were held in Parent’s treasury, (y) 14,198,464 shares of class B common stock of Parent were issued and outstanding and 807,800 shares of class B common stock of Parent were held in Parent’s treasury and (z) no shares of class C common stock of Parent were issued and outstanding and 475,906 shares of class C common stock of Parent held in Parent’s treasury. Other than 7,871,652 shares of class A common stock of Parent reserved for issuance under the Parent Equity Plans, Parent has no shares reserved for issuance. All of the issued and outstanding Parent Shares have been, and all of the Parent Shares to be issued pursuant to the Merger will be when issued, duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights or rights of first refusal created by Law, Parent’s organizational documents or any Contract to which Parent or any of its Subsidiaries is a party or by which it or its assets are bound. Except as set forth above and except as set forth in Part 4.2 of the Parent Disclosure Schedule, there are no outstanding preemptive or other outstanding rights, obligations, subscriptions, options, units, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, convertible securities, calls, commitments or similar derivative securities or agreements, arrangements or rights of any kind that obligate Parent to purchase or issue any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon issuance of any Parent Shares in accordance with the terms of the Parent Equity Plans, such Parent Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrances created by Parent.

Section 4.3    Authority; Binding Nature of Agreement. Parent, Merger Sub and Merger LLC have, as applicable, the requisite corporate and limited liability company power and authority to enter into this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The execution, delivery and performance by Parent, Merger Sub and Merger LLC of this Agreement and the consummation by the Parent, Merger Sub and Merger LLC of the Mergers and the other transactions contemplated hereby have been duly authorized by all necessary corporate and limited liability company action on the part of Parent, Merger Sub and Merger LLC. This Agreement constitutes a valid and binding agreement of Parent, Merger

Sub and Merger LLC and, assuming due authorization, execution and delivery by the Company, is enforceable against Parent, Merger Sub and Merger LLC in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4    Non-Contravention; Consents.

(a)    The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger LLC and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated by this Agreement will not: (i) result in a breach or violation of, or default under, any of the provisions of the articles of incorporation, articles of organization, bylaws, certificate of organization or operating agreement of Parent, Merger Sub or Merger LLC, as applicable; (ii) except as set forth in Part 4.4(a)(ii) of the Parent Disclosure Schedule, with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any rights or obligations under or any creation of any Encumbrance (other than Permitted Encumbrances) on any assets of any of Parent, Merger Sub or Merger LLC or loss of rights pursuant to, any Contract to which Parent, Merger Sub or Merger LLC is bound, except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; or (iii) result in a breach or violation of any Law or Order applicable to any of Parent, Merger Sub or Merger LLC, except, in the case of this clause (iii), as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect and assuming, in the case of this clause (iii), compliance with the applicable provisions of the MBCA and the LLCA, the Antitrust Laws and the listing requirements of NYSE, the filing of the S-4 Registration Statement (including the Proxy Statement/Prospectus) and obtaining Stockholder Approval.

(b)    Except for filings required by the Exchange Act, the MBCA, the LLCA, the Antitrust Laws and the rules and regulations of NYSE or except as disclosed in Part 4.4(b) of the Parent Disclosure Schedule, and assuming the filing of the S-4 Registration Statement (including the Proxy Statement/Prospectus) and obtaining the Stockholder Approval, neither Parent nor any of its Affiliates is required to give notice to, deliver any report to, make any filing with, or obtain any consent or waiver from any Person in connection with the execution, delivery and performance of this Agreement, including the consummation by Parent, Merger Sub or Merger LLC of the Merger and the other transactions contemplated by this Agreement, except those filings that the failure to make or obtain would not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

Section 4.5    Absence of Litigation. Except as set forth in Part 4.5 of the Parent Disclosure Schedule, there is no Legal Proceeding pending against or, to the knowledge of Parent, threatened in writing against Parent, Merger Sub or Merger LLC, that would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, Merger Sub or Merger LLC is subject to any continuing Order, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, in each case, that would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6    Funds.

(a)    Parent, Merger Sub and Merger LLC currently have available to them, and will at the Effective Time have available to them, the funds necessary to consummate the Mergers and the other transactions contemplated by this Agreement, including payment in cash of the cash portion of the aggregate Merger Consideration and those payments contemplated in Section 6.2, in each case on the Closing Date, and all other amounts contemplated in this Agreement for which Parent, Merger Sub or Merger LLC is responsible.

(b)    Without limiting Section 9.5, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or Merger LLC or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent, Merger Sub or Merger LLC hereunder.

Section 4.7    Ownership of Company Common Stock. None of Parent, Merger Sub or Merger LLC is, or at any time for the past three (3) years has been, an “interested shareholder” of the Company as defined in Chapter 110F of the Massachusetts General Laws. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares.

Section 4.8    SEC Filings; Financial Statements.

(a)    Since January 1, 2012, Parent has filed (or furnished) on a timely basis all reports, schedules, forms, statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed with (or furnished to) the SEC by Parent (such documents and any such additional documents filed with (or furnished to) the SEC after the date of this Agreement, the “Parent SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last amendment, each Parent SEC Document complied, or if filed (or furnished) subsequent to the date of this Agreement, will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document. As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of such latest amendment, no Parent SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Parent SEC Document filed with (or furnished to) the SEC pursuant to the Exchange Act subsequent to the date of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as may be permitted under Form 10-Q of the Exchange Act), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal and recurring year-end adjustments in the case of any unaudited interim financial statements).

(c)    Parent’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) that any unauthorized use, acquisition or disposition of Parent’s assets that would materially affect Parent’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year ended December 31, 2013 (nor has any such deficiency or weakness been identified as of the date hereof).

(d)    Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) comply in all material respects with the requirements of the Exchange Act and are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(e)    Parent has delivered, or otherwise made available through filings with the SEC on EDGAR, to the Company or the Company’s Representative’s correct and complete copies of all comment letters received by Parent from the SEC since January 1, 2012 relating to the Parent SEC Documents, together with all written responses of Parent thereto. Except as set forth in Part 4.8(e) of the Parent Disclosure Schedule, there are no outstanding or unresolved comments in any such comment letters received by Parent from the SEC, and to the knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(f)    To the knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of Parent or any malfeasance by any director or executive officer of Parent.

(g)    None of Parent or its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of Parent or its Subsidiaries in any of Parent’s or its Subsidiaries’ published financial statements or other Parent SEC Documents.

(h)    Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002. Parent does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(i)    Parent is and has been in compliance in all material respects with the applicable listing and governance rules and regulations of NYSE.

Section 4.9    Certain Business Practices. Each of Parent and its Subsidiaries is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any other U.S. or foreign Law concerning corrupt payments applicable to any of Parent or its Subsidiaries. During the past three (3) years, none of Parent or any of its Subsidiaries has, to the knowledge of Parent, been investigated by any Governmental Body with respect to, or been given notice by a Governmental Body of, any violation by any of Parent or its Subsidiaries of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other U.S. or foreign Law concerning corrupt payments. None of Parent or its Subsidiaries or, to the knowledge of Parent, any Parent Associate acting for or on behalf of Parent or any of its Subsidiaries has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any person or to secure any other benefit or advantage that has resulted in a material violation of applicable Law. For purposes of this provision, an “official or employee” includes any official or employee of any directly or indirectly government-owned or - controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

Section 4.10    Absence of Changes. Except as set forth in Part 4.10 of the Parent Disclosure Schedule, since September 30, 2014 through the date of this Agreement, (a) Parent has conducted its business in the ordinary course consistent with past practice and (b) there has not been any event, development or circumstance that has had, or would reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11    Compliance with Laws; Licenses. Except as set forth in Part 4.11 of the Parent Disclosure Schedule or as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, the businesses of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Law applicable to Parent or any of its Subsidiaries. No investigation or review by any Governmental Body with respect to Parent or any of its Subsidiaries is pending or, to Parent’s knowledge, threatened, nor, to Parent’s knowledge, has any Governmental Body indicated in writing an intention to conduct the same, except as set forth in Part 4.11 of the Parent Disclosure Schedule and for such other investigations or reviews the outcome of which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Except as set forth in Part 4.11 of the Parent Disclosure Schedule, to Parent’s knowledge, none of Parent or any of its Subsidiaries has received any written notice or communication of any noncompliance with any such Laws that has not been cured that would reasonably be expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries each has obtained, is in compliance with and holds all material permits, clearances, authorizations, licenses, registrations and other Governmental Authorizations required by any foreign or domestic Governmental Body to permit the conduct of their respective businesses as presently conducted.

Section 4.12    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)    Except as set forth in Part 4.12(a) of the Parent Disclosure Schedule, no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and, to the knowledge of the Parent, is threatened in writing by any Governmental Body or other Person relating to or arising out of any failure of Parent or any of its Subsidiaries to comply with any Environmental Law.

(b)    Except as set forth in Part 4.12(b) of the Parent Disclosure Schedule, Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of Parent.

(c)    There has been no release by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries would reasonably be expected to be liable by any Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Parent or any of its Subsidiaries.

(d)    There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

Section 4.13    Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent, Merger Sub or Merger LLC for which the Company could have any liability in a circumstance where the Merger is not consummated.

Section 4.14    Tax Status. At all times prior to the LLC Merger, Merger LLC has been a disregarded entity within the meaning of Section 1.368-2(b)(1)(i)(A) of the Treasury Regulations. None of Parent, Merger Sub or Merger LLC has any present intention to cause Merger LLC to be other than a disregarded entity for United States federal income tax purposes. Merger LLC is a wholly-owned subsidiary of Parent.

Article V

CERTAIN COVENANTS OF THE PARTIES

Section 5.1    Access and Investigation.

(a)    During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause its Subsidiaries and the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Corporations’ Representatives, personnel, properties, assets and to all existing books, Contracts, projections, plans, records, filings, submissions, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) furnish promptly to Parent and Parent’s Representatives such copies of the existing books, Contracts, projections, plans, records, filings, submissions, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations’ business, properties, prospects and personnel, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company, and in such a manner as to not to interfere unreasonably with the normal operation of the business of the Company. All requests for information made pursuant to this Section 5.1(a) shall be directed to the executive officer or other Person designated by the Company. In addition, during the Pre-Closing Period, the Company shall, and shall cause the other Acquired Corporations to, (i) furnish, as promptly as reasonably practicable, to Parent a copy of all monthly and other interim financial statements as the same become available, (ii) cause one or more of its designated Representatives to confer on a reasonable basis with designated Representatives of Parent to report operational matters of materiality and the general status of ongoing operations, including the status of customer relations, order backlog and future plans to service customer needs, and (iii) cooperate with Parent as it reasonably requests to assist Parent in planning to implement Parent’s plans for conducting the combined operations of Parent and its Subsidiaries, together with the Acquired Corporations, after the Effective Time; provided, however, that in no event shall any action described in clauses (i), (ii) and (iii) interfere unreasonably with the normal operation of the business of the Company. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct the applicable Representatives of Parent to comply with, all of its confidentiality and non-use obligations under the Confidentiality Agreement dated November 12, 2014, between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything herein to the contrary, Parent, Merger Sub or Merger LLC shall not, and shall cause their respective Representatives not to, contact any customer or vendor of the Company in connection with the

Mergers or any of the other transactions contemplated by this Agreement without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and Parent, Merger Sub and Merger LLC acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company.

(b)    Nothing in Section 5.1(a) shall require the Company to disclose any information to Parent (or to take any actions otherwise required to be taken by it under clause (ii) and clause (iii) of Section 5.1(a)) if such disclosure or action would, in the Company’s reasonable discretion based on the advice of counsel, (i) jeopardize any attorney client or other legal privilege (provided, that the Company will nonetheless provide Parent and the applicable Representatives of Parent with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby) or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including any confidentiality agreement to which the Company or its Affiliates is a party (provided, that the Company shall use its commercially reasonable efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure). The Company and Parent will each use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

Section 5.2    Conduct of the Parties.

(a)    Operation of the Company’s Business. During the Pre-Closing Period, except (w) as expressly required under this Agreement, (x) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as expressly set forth in Schedule 5.2(a) as of the date of this Agreement, the Company shall conduct, and shall ensure that each of the other Acquired Corporations conducts, its business and operations only in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (A) preserve intact the business organization and material assets of the Acquired Corporations, (B) keep available the services of the officers and employees of the Acquired Corporations, (C) maintain in effect all of the Governmental Authorizations of the Acquired Corporations and (D) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Acquired Corporations. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (1) as expressly required under this Agreement, (2) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (3) as required by applicable Law or (4) as set expressly forth in Schedule 5.2(a) as of the date of this Agreement, the Company shall not and shall not permit any of the other Acquired Corporations to:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or other securities, other than dividends or distributions between or among any of the Acquired Corporations to the extent in the ordinary course of business consistent with past practices and the Company’s regular quarterly dividends, not to exceed $0.21 per share per quarter, payable in cash and declared and paid consistent with past practice;

(ii)    directly or indirectly repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, including any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security, other than acquisitions by the Company of Shares in satisfaction by holders of Company Options, Company Restricted Shares or Company Stock Awards of the exercise price and/or withholding taxes or as a result of forfeiture, as applicable;

(iii)    sell, issue, grant or authorize the issuance or grant of any capital stock or other security of any Acquired Corporation, including (A) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security of Acquired Corporation and (B) any instrument convertible into or exchangeable for any capital stock or other security of Acquired Corporation, in each case, other than (x) the issuance of Shares upon the exercise of Company Options pursuant to the terms of Company Stock Awards that are outstanding on the date of this Agreement or in accordance with the terms of the ESPP as in effect on the date of this Agreement, in each case, in accordance with the applicable equity award’s terms as in effect on the date of this Agreement (or as may be amended or granted or awarded not in violation of this Agreement) and (y) grants or awards of Shares (including Company Restricted Shares) or Company Options required to be made under the ESPP as in effect on the date of this Agreement or pursuant to the express terms of any existing written employment or other compensation Contract in effect as of the date of this Agreement (or as may be amended or entered into not in violation of this Agreement);

(iv)    split, subdivide, combine or reclassify the outstanding shares of capital stock of the Company or enter into any agreement with respect to voting of any of the capital stock or other securities of any of the Acquired Corporations or any securities convertible into or exchangeable for any of the capital stock or other securities of any of the Acquired Corporations;

(v)    except as contemplated by Section 6.2 or Section 6.3, to the extent required by applicable Law or as required pursuant to an Employee Plan in effect prior to the date of this Agreement and set forth in Part 3.16(a) of the Company Disclosure Schedule (or as may be implemented or amended not in violation of this Agreement), (A) enter into, establish, adopt, modify, materially amend or terminate any collective bargaining agreement, any Employee Plan or any other compensation or benefit plan with, for or in respect of any stockholder, director, officer, other current or former employee or consultant that would constitute an Employee Plan had it been in effect as of the date of this Agreement, (B) take any action to materially amend, modify or waive any of its rights under, or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under, any collective bargaining agreement or any Employee Plan (except as expressly required by the terms of such Employee Plans as of the date of this Agreement), (C) increase in any manner the compensation of any current or former Company Associate (except for (i) increases required to be made pursuant to the express terms of an Employee Plan in effect prior to the date of this Agreement and set forth in Part 3.16(a) of the Company Disclosure Schedule (or as may be implemented or amended not in violation of this Agreement), (ii) increases in cash compensation made or bonuses determined and paid in the ordinary course of business and consistent with past practice to employees who are not officers which are approved in writing by the Chief Executive Officer of the Company, (iii) changes to welfare benefits which are not, in the aggregate, material and (iv) increases required under any applicable Law), (D) hire, elect or appoint any officer, (E) issue or forgive any loans (other than routine travel advances or similar business expense advances issued in the ordinary course of business and consistent with past practice, and the use of Acquired Corporation credit cards in accordance with the express terms of the Acquired Corporation’s written policy with respect thereto in effect prior to the date of this Agreement) to Company Associates, (F) except as expressly required by the terms of an Employee Plan, accelerate any payment or benefit payable or to become payable, or the funding of any benefit or payment, to any Company Associate, (G) waive, release or condition any non-compete, non-solicit, non-disclosure, confidentiality or other restrictive covenant owed to any Acquired Corporation, (H) hire any employee or individual independent contractor whose base salary exceeds $150,000 per year; (I) terminate, other than for cause, the employment or engagement of any Company Associate whose base salary or wages exceeds $150,000 per year; or (J) withdraw from any Multiemployer Plan;

(vi)    amend, modify or waive any provision of, or permit the adoption of any amendment to, the Company Charter Documents or any of the organizational or charter documents of any Acquired Corporation;

(vii)    incur or assume any Indebtedness except (x) for borrowings under the Credit Facility in the ordinary course of business consistent with past practice or (y) in respect of Indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company up to a maximum of $60,000,000;

(viii)    make any capital expenditures in an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate;

(ix)    (A) acquire, lease, license or sublicense any right or other asset, including Intellectual Property Rights, from any other Person or sell or otherwise dispose of, or lease, license or sublicense, any right or other asset, including Intellectual Property Rights, to any other Person (in each case, other than in the ordinary course of business and consistent with past practices), (B) waive or relinquish, abandon, allow to lapse or encumber (except for any Permitted

Encumbrance) any right or other asset, including Intellectual Property Rights, (C) enter into any new line of business or (D) form any Subsidiary, other than, in the case of clauses (A) and (B), pursuant to transactions where the amount of consideration paid or transferred in connection with such transaction would not exceed $250,000 individually or $500,000 in the aggregate;

(x)    (A) enter into any Material Contract of the type described in clauses (i), (v), (vi), (viii) or (ix) of Section 3.9(a) or any Lease Agreement (collectively, the “Restrictive Contracts”), (B) amend or waive any rights under any Restrictive Contract or the Credit Facility or (C) terminate any Restrictive Contract or the Credit Facility;

(xi)    (A) enter into any Material Contract that is not a Restrictive Contract if the existence or performance of such Material Contract could adversely affect the synergies available to, or the actions contemplated by the integration plans of, Parent and its Subsidiaries in connection with the transactions contemplated by this Agreement, (B) amend or waive any rights under any Material Contract that is not a Restrictive Contract if such amendment could adversely affect the synergies available to, or the actions contemplated by the integration plans of, Parent and its Subsidiaries in connection with the transactions contemplated by this Agreement or (C) terminate any Material Contract that is not a Restrictive Contract if such termination could adversely affect the synergies available to, or the actions contemplated by the integration plans of, Parent and its Subsidiaries in connection with the transactions contemplated by this Agreement;

(xii)    materially change any of its accounting methods, policies or procedures unless required by GAAP or applicable Law or make any material Tax election or change any material Tax election already made, adopt or change any material Tax accounting method, amend any material Tax Return, enter into any material closing agreement or settle any claim or assessment relating to material Taxes or consent to any claim or assessment relating to material Taxes or any waiver of the statute of limitations for any such claim or assessment;

(xiii)    settle or compromise any Legal Proceedings other than settlements in the ordinary course of business consistent with past practice involving the payment of an amount less than $500,000 in the aggregate and that would not reasonably be expected to have a material on-going effect on the business or operations of any Acquired Corporation;

(xiv)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Corporation (other than the Mergers);

(xv)    acquire or transfer any right or interest in any real property; or

(xvi)    agree or commit to take any of the foregoing actions described in clauses (i) through (xv) of this Section 5.2(a).

(b)    Operations of Parent’s Business. During the Pre-Closing Period, except as (x) set forth in Schedule 5.2(b), (y) expressly contemplated or permitted by this Agreement, or (z) required by Law, Parent shall not, and shall not permit any of its wholly owned Subsidiaries, including Merger Sub and Merger LLC, to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned):

(i)    declare, set aside, pay or make any dividends or other distributions (whether in cash, stock, property or otherwise) on or in respect of any of its capital stock, other than (x) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to Parent or to another direct or indirect wholly owned Subsidiary of Parent or (y) regular quarterly dividends not to exceed $0.30 per share per quarter payable in cash, declared and paid consistent with prior timing;

(ii)    issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of its capital stock, except (x) for fair market value or (y) upon the vesting of restricted stock units or performance share units or the exercise of options, warrants, convertible securities or other rights of any kind to acquire any of its capital stock; provided, however, that the foregoing shall not prohibit issuances of capital stock, restricted stock units, performance share units, options, warrants, convertible securities or other rights of any kind to acquire any of its capital stock (A) as part of Parent Associate compensation in the ordinary course of business or (B) pursuant to the terms of any employee benefit plan or arrangement or any employment or other compensation Contract in effect as of the date of this Agreement (or established or entered into in the ordinary course of business following the date of this Agreement);

(iii)    amend Parent’s articles of incorporation or bylaws (whether by merger, consolidation or otherwise) in a manner that would adversely affect the holders of Shares;
(iv)    take or omit to take any action that causes the Parent Common Stock to cease to be eligible for listing on the NYSE; or

(v)    agree or commit to take any of the foregoing actions described in clauses (i) through (iv) of this Section 5.2(b).

Section 5.3    No Solicitation.

(a)    Until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.1:

(i)    the Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company authorize or permit any of its

Representatives or any of its Subsidiary’s Representatives to, and the Company shall not publicly propose to, directly or indirectly (other than with respect to Parent, Merger Sub and Merger LLC), (A) solicit, initiate, make, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding, furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, or otherwise cooperate in any way with any Third Party, relating to, in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal, or (C) enter into any letter of intent, agreement, Contract, commitment or agreement in principle with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement to the extent permitted by Section 5.3(b)) or enter into any letter of intent, agreement, Contract, commitment or agreement in principle requiring or that would require the Company to modify, delay, abandon, terminate or fail to consummate the transactions contemplated by this Agreement; and

(ii)    the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to, (A) immediately cease and terminate any existing solicitation, encouragement, discussion, negotiation or communication with any Third Party theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal and (B) use commercially reasonable efforts to cause any such Third Party (and its Representatives) in possession of confidential information about any Acquired Corporation to return or destroy all such information. Any violation of this Section 5.3 by any of the Company’s Subsidiaries or any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

(b)    Notwithstanding the provisions of Section 5.3(a), if, at any time prior to the time the Stockholder Approval is obtained, (i) the Company receives a bona fide written Acquisition Proposal, (ii) such Acquisition Proposal did not result from a breach of Section 5.3(a), (iii) the Board of Directors of the Company reasonably determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (iv) the Board of Directors of the Company reasonably determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that failing to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company may, prior to obtaining the Stockholder Approval, (A) furnish information and data with respect to the Company and the Company Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries, and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided, however, that the Company (1) shall not, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives not to, furnish any information or data concerning the Company or the Company Subsidiaries to such Third Party except pursuant to an Acceptable Confidentiality Agreement, and (2) shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to, concurrently with the time such information or data is provided or made accessible to such Third Party, provide to Parent any information or data concerning the Company or the Company Subsidiaries or access provided to such Third Party which was not previously provided to Parent.

(c)    From and after the date of this Agreement, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) orally and in writing notify Parent of any inquiries, proposals or offers received by, any information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, any of its Subsidiaries or any Representatives of the Company or any of its Subsidiaries, in each case, in connection with, or which could reasonably be expected to lead to, an Acquisition Proposal, which notification shall identify the name of the Third Party making such inquiry, proposal or request or seeking such negotiations or discussions and the material terms and conditions of such inquiry, proposal or request and include copies of all written materials provided to the Company, its Subsidiaries or any Representatives of the Company or its Subsidiaries that describe any terms and conditions of any inquiry, proposal or request (and any subsequent changes to such terms and conditions). The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration), including by providing a copy of documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Subsidiaries or Representatives of the Company or its Subsidiaries) within twenty-four (24) hours after the receipt thereof.

(d)    The Company agrees not to release or permit the release of any Third Party from, or to permit any Third Party to benefit from any waiver or termination of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Company or any Company Subsidiary is a party.

(e)    Nothing contained in this Section 5.3 or Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9 and/or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside legal counsel, the failure to do so would be reasonably likely to cause the Board of Directors of the Company to violate its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that any such disclosure (other than issuance by the Company of a “stop, look and listen communication” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or an Acquisition Proposal shall be deemed to be an Adverse Change Recommendation unless the Board of Directors of the Company, in connection with such communication, publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company’s Board of Directors with respect to this Agreement, without disclosing any Adverse Change Recommendation.

Section 5.4    Company Recommendation.

(a)    None of the Company, the Board of Directors of the Company or any committee thereof shall (i) withhold, fail to include in (or remove from) the Proxy Statement/Prospectus, withdraw, adversely qualify or modify (or resolve, determine or propose publicly to withhold, fail to include in (or remove from) the Proxy Statement/Prospectus, withdraw, adversely qualify or modify) the Company Board Recommendation, (ii) adopt, approve, recommend, submit to stockholders or declare advisable (or resolve, determine or propose publicly to adopt, approve, recommend, submit to stockholders or declare advisable) any Acquisition Proposal, including any Superior Proposal, or (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, or allow the Company or any other Acquired Corporation to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, including any Superior Proposal (other than an Acceptable Confidentiality Agreement to the extent permitted by Section 5.3(a)) (any action described in clauses (i), (ii) and (iii) being referred to as an “Adverse Change Recommendation”), except as expressly permitted by this Section 5.4(b).

(b)    Notwithstanding the provisions of Section 5.3 and Section 5.4(a), at any time prior to the time the Stockholder Approval is obtained, the Board of Directors of the Company may approve or recommend, or cause the Company to enter into a definitive agreement providing for, a Superior Proposal (and, in each case, make an Adverse Change Recommendation in connection therewith) if and only if:

(i)    the Superior Proposal did not result from a breach of Section 5.3(a) and the Company did not otherwise breach any of its obligations under Section 5.3 or Section 5.4(a) in any material respect;

(ii)    the Board of Directors of the Company shall have determined in good faith, after consultation with the Company Financial Advisor and the Company’s outside legal counsel, that the failure to approve or recommend or enter into a definitive agreement with respect to the Superior Proposal would reasonably likely violate the fiduciary duties of the Board of Directors of the Company under applicable Law;

(iii)    Parent shall have received from the Company prior written notice of the Company’s express intention to approve or recommend or enter into a definitive agreement with respect to the Superior Proposal at least four (4) business days prior to the date of such approval, recommendation or entry; and

(iv)    (A) prior to giving effect to clauses (B) through (E) below, the Board of Directors of the Company shall have reasonably determined in good faith, after consultation with the Company Financial Advisor and the Company’s outside legal counsel, that the subject Acquisition Proposal constitutes a Superior Proposal; (B) the Company shall have provided to Parent in writing the material terms and conditions of the subject Acquisition Proposal and copies of all material documents relating to the subject Acquisition Proposal in accordance with Section 5.3(c); (C) the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate in good faith with Parent) during the four (4) business day period provided in the foregoing clause (iii) of this Section 5.4(b) with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, so that the subject Acquisition Proposal would no longer constitute a Superior Proposal; (D) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel and the Company Financial Advisor, the Board of Directors of the Company shall have reasonably determined in good faith that the subject Acquisition Proposal remains a Superior Proposal and that the failure to approve or recommend or enter into a definitive agreement with respect to the Superior Proposal would reasonably likely violate the fiduciary duties of the Board of Directors of the Company under applicable Law; and (E) not later than earlier of the approval or recommendation of, or the execution and delivery of a definitive agreement with respect to, the Superior Proposal, the Company shall have complied with Section 8.1(f) and Section 8.3.

Notwithstanding the foregoing, the provisions of this Section 5.4(b) shall also apply to any material amendment to any Acquisition Proposal (except that any reference to four (4) business days shall instead be three (3) business days).

Article VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1    Filings and Approvals.

(a)    The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Body, including under the Antitrust Laws, in order to consummate the Mergers and the other transactions contemplated by this Agreement.

(b)    In furtherance and not in limitation of the foregoing, each of the Company and Parent (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than the date that is 15 business days after the date of this Agreement, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Mergers and the other transactions contemplated by this Agreement; (ii) use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act; (iii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iv) as promptly as reasonably practicable provide such information as may reasonably be requested by the DOJ or the FTC under the HSR Act or by any other Governmental Body under any other applicable Antitrust Laws in connection with the Mergers and the other transactions contemplated by this Agreement as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; and (v) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Mergers and the other transactions contemplated by this Agreement.

(c)    Without limiting the generality of anything contained in this Section 6.1, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Body with respect to the Mergers and the other transactions contemplated by this Agreement, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Body to the extent regarding the Mergers and the other transactions contemplated by this Agreement, or regarding any such request, inquiry, investigation, action or Legal Proceeding, and provide a copy of all written communications with respect thereto.  Subject to applicable Law, in advance and to the extent practicable, each of Parent or the Company, as the case may be, will consult the other on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any Governmental Body in connection with the Mergers and the other transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that if review of any information would be material in connection with any second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other parties provided that such counsel shall not disclose such information to such other parties and shall enter into a joint defense agreement with the providing party.  In addition, except as may be prohibited by any Governmental Body or by any applicable Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Mergers and the other transactions contemplated by this Agreement, each party hereto will permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

(d)    Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall have any obligation to enter into any consent decree, hold separate orders, trust or other agreement that would require (i) the divestiture, sale, license, transfer, assignment or other disposition of assets or businesses of Parent or the Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or any of their respective Subsidiaries, or (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings, transition service agreements, tolling agreements, or other arrangements of Parent or the Company or any of their respective Subsidiaries.

(e)    In the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Mergers and the other transactions contemplated by this Agreement and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the Mergers and the other transactions contemplated by this Agreement, each of the Company, Parent, Merger Sub and Merger LLC shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by this Agreement.

Section 6.2    Company Options, ESPP and Company Stock Awards.

(a)    Company Options. At the Effective Time, each then-outstanding Company Option, whether vested or unvested or exercisable or unexercisable under the Company Equity Plans, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest), an amount in cash (less applicable Tax withholdings), payable in a lump sum through the Company’s payroll or accounts payable system as soon as reasonably practicable (but no later than the second payroll period) after the Effective Time, equal to the product of (A) the excess, if any, of (1) the Cash Consideration over (2) the exercise price per share of such Company Option, and (B) the number of Shares underlying such Company Option. For the avoidance of doubt, to the extent the Cash Consideration is equal to or less than the exercise price per share of a Company Option, such Company Option shall be cancelled automatically at the Effective Time without payment or other consideration therefor. Any payment made pursuant to this Section 6.2(a) to the holder of any Company Option shall be reduced by any income or employment Tax withholding, or other deductions, required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws, including pursuant to the terms of any wage garnishment order.

(b)    ESPP. As soon as administratively practicable following the date of this Agreement, but not later than the day immediately prior to the date on which the first (1st) offering period that is regularly scheduled to commence under the ESPP after the date of this Agreement is scheduled to commence, the Company (or, if appropriate, the applicable committee administering the ESPP) shall take all actions necessary or required under the ESPP (including, if appropriate, amending the terms of the ESPP) and applicable Law to (i) suspend the ESPP so that (x) no further offering periods shall commence after the date of this Agreement, (y) no individual participating in any offering period in progress as of the date of this Agreement shall be permitted to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the last offering period commenced, or to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; and (z) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement, (ii) end the last offering period that commenced prior to the date of this Agreement on the earlier to occur of its regularly scheduled end date under the terms of the ESPP or three (3) calendar days prior to the Effective Time, and (iii) cause the ESPP to terminate as of the Effective Time such that no further rights shall be granted or exercised under the ESPP thereafter. With respect to the offering period that is in effect on the date of this Agreement, each ESPP participant may apply his or her accumulated payroll deductions to purchase shares of the Company Common Stock under the ESPP in accordance with its terms on the regularly scheduled purchase date for such offering period; provided, that, if the Closing Date occurs prior to the purchase date for the offering period, then each ESPP participant’s accumulated payroll deductions under the ESPP shall be used to purchase Shares in accordance with the terms of the ESPP no later than three (3) business days prior to the Effective Time; provided, further, that the applicable purchase price per Share as set forth in the ESPP shall not be decreased below levels set forth in the ESPP as of the date hereof. All Shares of Company Common Stock purchased under the ESPP shall be considered outstanding Shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Forms of Election and to make elections and receive the Merger Consideration with respect thereto.

(c)    Other Stock-Based Awards. At the Effective Time, each award of any kind consisting of Shares (including any Shares subject to vesting restrictions and/or forfeiture or repurchase by the Company (“Company Restricted Shares”)), granted under any of the Company Equity Plans that is outstanding immediately prior to the Effective Time (other than the Company Options and rights under the ESPP) (each, a “Company Stock Award”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest), an amount in cash payable in a lump sum through the Company’s payroll or accounts payable system as soon as reasonably practicable (but no later than the second payroll period) after the Effective Time, equal to (i) the product of (A) the Cash Consideration and (B) the number of Shares underlying such Company Stock Award, plus (ii) the amount set forth in Part 6.2(c) of the Company Disclosure Schedule. Any payment made pursuant to this Section 6.2(c) shall be reduced by any income or employment Tax withholding, or other deductions, required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws, including pursuant to the terms of any wage garnishment order.

(d)    Actions Necessary. At or prior to the Effective Time, the Acquired Corporations, the Board of Directors of the Company and/or the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions that are necessary to (x) effectuate the provisions of this Section 6.2 and (y) ensure that, from and after the Effective Time, neither Parent nor the Surviving Company will be required to deliver Shares or other capital stock of Parent or the Surviving Company to any Person pursuant to or in settlement of Company Options, any Company Stock Award or under the ESPP after the Effective Time.

Section 6.3    Employee Benefits. For a period commencing upon the Effective Time and continuing through the end of the calendar year that includes the Effective Time, Parent shall provide or cause to be provided to each Company Associate who is employed at the Effective Time and continues to be employed by Parent or an Affiliate of Parent following the Effective

Time (the “Continuing Employees”) base salary or base hourly rate, as applicable, welfare and fringe benefits and annual bonus opportunities (the “Continuing Benefits”), excluding equity-based compensation and retention and retirement benefits, that are at least substantially similar in the aggregate to the compensation and benefits provided to such Continuing Employees immediately prior to the Effective Time; provided that such obligation shall not apply to any Continuing Employees who voluntarily transfers to another position of employment with Parent or an Affiliate after the Effective Time or who voluntarily elects a reduced work schedule if, as a result of such change in status, the Continuing Employee’s base salary will be modified or the Continuing Employee does not meet the eligibility requirements under which such Continuing Benefits are provided. Without limiting the foregoing:

(a)    At the Effective Time, with respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Company to and instruct its Subsidiaries to, as applicable, assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the applicable Acquired Corporation.

(b)    If requested by Parent at least ten (10) business days prior to the Effective Time, the Acquired Corporations shall terminate any and all U.S. Employee Plans intended to qualify under Section 401(k) of the Code (the “401(k) Plan(s)”), effective not later than the business day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) Plan(s) be terminated, the Acquired Corporations shall provide Parent with evidence that such 401(k) Plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors not later than two (2) business days immediately preceding the Effective Time. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall use its commercially reasonable efforts to take such other actions in furtherance of terminating any such 401(k) Plan(s) as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination. If the Parent does not request that the 401(k) Plans be terminated prior to the Effective Time, then the Acquired Corporations shall amend such plans, prior to the Effective Time, to provide that the cash payments made in connection with the transactions contemplated hereby, including but not limited to, the payments made pursuant to Section 6.2 hereof, be excluded from the definition of compensation under such plans. Whether or not the Parent requests that the 401(k) Plans be terminated, the Continuing Employees shall be provided, through the end of the calendar year in which the Effective Time occurs,  a 401(k) plan that provides substantially similar benefits to either the benefits provided under the 401(k) Plans or the benefits that are provided under the Parent’s 401(k) Plan to its eligible employees (subject to the requirements of subsection (c) below).

(c)    Parent agrees that, after the Effective Time, all Continuing Employees shall be eligible to continue to participate in the Surviving Company’s health and welfare benefit plans to the extent that they were eligible to participate in such plans prior to the Closing;

provided, however, that (i) nothing in this Section 6.3 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Company to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Company terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period) Parent shall use reasonable best efforts to cause the Continuing Employees to be eligible to participate in Parent’s or an Affiliate’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent or its Affiliate (taking into account job location). To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any benefit plan of Parent and/or the Surviving Company, Parent shall use reasonable efforts to cause such benefit plan to (to the extent that it would not result in any duplication of benefits), for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Acquired Corporations to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company.

(d)    With respect to all employees, the Acquired Corporations shall be responsible for providing any notices required to be given and otherwise complying with the WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Acquired Corporations prior to the Effective Time. If Parent determines that an event would trigger WARN obligations (or obligations arising under similar statutes or regulations) after the Effective Time, Parent shall be responsible for providing notices to all employees as are required to be provided notice under WARN (or any similar statute or regulation), in a form that is compliant with applicable regulations.

(e)    Except as otherwise expressly required by any collective bargaining agreement to which an Acquired Corporation is a party as of the date of this Agreement, nothing in this Section 6.3 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Employee Plan, (ii) prevent Parent from modifying, amending or terminating any of its benefit plans or, after the Effective Time, any Employee Plan, (iii) create a right in any Person to employment with Parent, the Surviving Company or any Subsidiary of the Surviving Company, it being understood that the employment of each Continuing Employee shall be “at will” employment, or (iv) create any third-party beneficiary rights in any Person, including, without limitation, any employee of the Acquired Corporations or the Surviving Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof.

(f)    Continuing Employees shall be eligible for severance benefits as set forth in Schedule 6.3(f) and (ii) after the Effective Time, Parent agrees to cause the Surviving Company to honor the terms, as in effect on the date of this Agreement, of each Contract set forth on Schedule 6.3(f), including by causing the Surviving Company to pay and provide all post-termination benefits required to be paid or provided to any individual pursuant to the express terms, as in effect on the date of this Agreement, of the applicable Contract in the event that such individual does not become (or ceases to be) a Continuing Employee after the Effective Time.

Section 6.4    Plan of Reorganization. The parties intend the Merger and the LLC Merger, considered together as a single integrated transaction for United States federal income tax purposes, to be a reorganization as defined in Section 368(a)(1) of the Code. The parties will file all Tax Returns consistently with such intention, and no party will take a position that is inconsistent with that intention (whether in audits, Tax Returns or otherwise). This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would prevent the Mergers from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, none of Parent, the Surviving Company, Merger LLC or any of their respective Subsidiaries shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would cause the Mergers to fail to qualify as reorganization within the meaning of Section 368(a) of the Code.

Section 6.5    Indemnification of Officers and Directors.

(a)    For six (6) years after the Effective Time, the Surviving Company or Merger LLC shall (and Parent shall cause the Surviving Company or Merger LLC to) maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.5(a), none of Parent, Merger LLC or the Surviving Company shall be obligated to pay annual premiums in excess of 200% of the amount per policy period the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Company or Merger LLC shall cause to be maintained policies of insurance that, in the Surviving Company’s or Merger LLC’s, as the case may be, good faith judgment, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from acts or omissions that occurred at or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 200% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Company or Merger LLC shall (and Parent shall cause the Surviving Company or Merger LLC to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)    From and after the Effective Time, the Surviving Company or Merger LLC shall (and Parent shall cause the Surviving Company or Merger LLC to): (i) indemnify, defend and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) from and against any and all costs, expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred, provided that the

Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.5(b)), judgments, fines, penalties or liabilities (including amounts paid in settlements or compromises) to the extent sought to be imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or other proceeding (whether civil or criminal, and including any proceeding before any administrative or legislative body or agency) in which such Indemnified Party is involved or with which he or she is threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (a “Proceeding”) (A) by reason of such Indemnified Party’s having been such director or officer or an employee or agent of the Company or otherwise in connection with any action taken or not taken at the request of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she has served as director or officer at the request of the Company or any Subsidiary of the Company, in each of clause (A) or (B), at, or at any time prior to, the Effective Time (including any Proceeding relating in whole or in part to the transactions contemplated by this Agreement and including any Proceeding relating to the enforcement of this Section 6.5(b) by an Indemnified Party), whether or not the Indemnified Party continues in such position at the time such Proceeding is brought or threatened, to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (x) each indemnification agreement in effect between the Company or any of its Subsidiaries and any Indemnified Party as of the date of this Agreement, to the extent such agreement is disclosed in Part 3.16(a) of the Company Disclosure Schedule; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the articles of organization or bylaws of the Company as in effect on the date of this Agreement. Parent’s, Merger LLC’s and the Surviving Company’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made in good faith by an Indemnified Party within such period shall continue until the final disposition of such claim.

(c)    If Parent, Merger LLC, the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Merger LLC or the Surviving Company, as the case may be, shall assume the applicable obligations set forth in this Section 6.5.

(d)    The provisions of this Section 6.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her successors or assigns who by operation of Law, including without limitation, any estate or probate Law, succeed to the liabilities of such Indemnified Party, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have under any articles of organization or bylaws, by contract or otherwise. After the Effective Time, the obligations of Parent, Merger LLC and the Surviving Company under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.5 applies unless the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5).

Section 6.6    Stockholder Litigation. Prior to the Effective Time, the Company shall as promptly as reasonably practicable (and in any event within two (2) business days) notify Parent in writing of, and shall give Parent the opportunity to participate (at its own expense) in the defense and settlement of, any Stockholder Litigation; provided, however, that neither the Company nor any Subsidiary of the Company shall settle or offer to settle any such Stockholder Litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (other than settlements that are solely for the payment of cash in an amount that, collectively with all other settlements or compromises of any Legal Proceedings (whether or not such Legal Proceedings constitutes Stockholder Litigation) occurring after the date of this Agreement, do not exceed $500,000 in the aggregate).

Section 6.7    Disclosure. Prior to the Effective Time, Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by applicable Law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Change Recommendation effected in accordance with Section 5.4(b).

Section 6.8    Takeover Laws; Advice of Changes.

(a)    If any Takeover Law becomes or is deemed to be applicable to the Company, the Merger or any other transaction contemplated by this Agreement or the Voting Agreements, then each of the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Law inapplicable to the foregoing.

(b)    Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has, (x) with respect to the Company, had or would reasonably be expected to result in any Company Material Adverse Effect and (y) with respect to Parent, Merger Sub or Merger LLC, had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the End Date.

Section 6.9    Section 16 Matters. Promptly after the date hereof and prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.10    Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Company of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.11    Listing of Parent Shares. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued as part of the Merger Consideration to be listed on the NYSE, subject to official notice of issuance.

Section 6.12    LLC Merger. Immediately after the Effective Time, the Surviving Company shall merge with and into Merger LLC. From and after the effectiveness of the LLC Merger (the “Second Effective Time”), the separate corporate existence of the Surviving Company shall cease and Merger LLC shall continue as the surviving entity in the LLC Merger (the “Surviving LLC”). The LLC Merger shall have the effects set forth in the applicable provisions of the MBCA and the LLCA. The (a) certificate of organization of Merger LLC as in effect immediately prior to the Second Effective Time shall be the certificate of organization of the Surviving LLC until thereafter amended in accordance with the LLCA, except the name of the Surviving LLC shall be “Quad Books, LLC” (or such other name as Parent designates), and (b) operating agreement of Merger LLC as in effect immediately prior to the Second Effective Time shall be the operating agreement of the Surviving LLC until thereafter amended in accordance with the LLCA, except the name of the Surviving LLC shall be “Quad Books, LLC” (or such other name as Parent designates). From and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the member of Merger LLC immediately prior to the Second Effective Time shall be the member of the Surviving LLC and (ii) the officers of Surviving Company immediately prior to the Second Effective Time shall be the officers of the Surviving LLC. Parent and Merger LLC shall take all steps and actions as shall be required to cause the Surviving Company and Merger LLC to consummate the LLC Merger as set forth in this Section 6.12.

Section 6.13    Payoff of Credit Facility. The Company shall obtain prior to the Closing a payoff letter (the “Payoff Letter”) for the Credit Facility, which will provide the dollar amount of all Indebtedness required to be paid under the Credit Facility in order to fully pay off the Credit Facility as of the Closing and to release all Encumbrances thereunder upon such payment, in form and substance reasonably acceptable to Parent.  Parent shall pay in full at Closing such amount set forth in the Payoff Letter.

Section 6.14    Amendment to Company 401(k) Plan. Prior to the date on which the S-4 Registration Statement becomes effective under the Securities Act, the Company shall use its reasonable best efforts to cause the Company 401(k) Plan and its related trust agreement to be amended to provide the trustee with discretion, but at the direction of the Company, to decide whether to make a Cash Election or a Stock Election with respect to all Shares held. If the Company 401(k) Plan and its related trust agreement are so amended prior to the date on which the S-4 Registration Statement becomes effective under the Securities Act, the Company shall direct the trustee for the Company 401(k) Plan to make a Cash Election, prior to the Election Deadline, with respect to all Shares held.

Article VII

CONDITIONS PRECEDENT TO THE MERGERS

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Mergers shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by such party):

(a)    Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)    Regulatory Consents. Any applicable waiting period under any Antitrust Law relating to the Mergers, including under the HSR Act, shall have expired or been terminated, and any applicable consent, clearance or waiver under any such Antitrust Law shall have been obtained.

(c)    Statutes. No Law shall have been enacted or promulgated by any Governmental Body of competent jurisdiction and remain in effect that precludes, restrains, enjoins or prohibits the consummation of the Mergers.

(d)    Injunctions. There shall be no Order (whether temporary, preliminary or permanent) in effect precluding, restraining, enjoining or prohibiting consummation of the Mergers.

(e)    S-4 Registration Statement. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and remain pending.

(f)    Listing of Parent Shares. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2    Additional Conditions to Obligation of Parent, Merger Sub and Merger LLC to Effect the Mergers in Certain Cases. The obligations of Parent, Merger Sub and Merger

LLC to effect the Mergers shall also be subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by Parent):

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein), other than the representations and warranties set forth in the first sentence of Section 3.1(a) and of Section 3.1(c) (Due Organization; Subsidiaries, Etc.), Section 3.3 (Capitalization, Etc.) and Section 3.22 (Authority; Binding Nature of Agreement), shall be true and correct as of the date of this Agreement and as of the Closing Date on though made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; and (ii) the representations and warranties of the Company set forth in Section 3.3 (Capitalization, Etc.), the first sentence of Section 3.1(a) and of Section 3.1(c) (Due Organization; Subsidiaries, Etc.) and Section 3.22 (Authority; Binding Nature of Agreement) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (other than de minimis failures to be true and correct in all respects).

(b)    Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects the agreements and covenants contained in this Agreement to be performed or complied with by the Company at or prior to the Closing pursuant to the terms of this Agreement.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, change, event, occurrence, development, circumstance, condition or state of facts (including any effect, change, event, occurrence, development, circumstance, condition or state of facts that reflects an adverse change in the matters disclosed in the Company Disclosure Schedule) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. For the avoidance of doubt, with respect to any effect, change, event, occurrence, development, circumstance, condition or state of facts that reflects an adverse change in the matters disclosed in the Company Disclosure Schedule, only the incremental impact of such adverse changes may be taken into account in connection with any determination as to whether the condition set forth in this Section 7.2(c) has been satisfied.

(d)    Closing Certificate. Parent shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)    Dissenting Shares. The total number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Company Common Stock as of the Closing Date.

Section 7.3    Additional Conditions to Obligation of the Company to Effect the Merger in Certain Cases. The obligation of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by the Company):

(a)    Representations and Warranties. The representations and warranties of Parent, Merger Sub and Merger LLC set forth in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), unless the failure of such representations and warranties of Parent, Merger Sub and Merger LLC to be so true and correct, individually or in the aggregate, have not resulted in a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent. Parent, Merger Sub and Merger LLC each shall have performed and complied with in all material respects the agreements and covenants contained in this Agreement to be performed or complied with by Parent, Merger Sub and Merger LLC, respectively, at or prior to the Closing pursuant to the terms of this Agreement.

(c)    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, change, event, occurrence, development, circumstance, condition or state of facts (including any effect, change, event, occurrence, development, circumstance, condition or state of facts that reflects an adverse change in the matters disclosed in the Parent Disclosure Schedule) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect. For the avoidance of doubt, with respect to any effect, change, event, occurrence, development, circumstance, condition or state of facts that reflects an adverse change in the matters disclosed in the Parent Disclosure Schedule, only the incremental impact of such adverse changes may be taken into account in connection with any determination as to whether the condition set forth in this Section 7.3(c) has been satisfied.

(d)    Closing Certificate. The Company shall have received a certificate signed by the chief executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Article VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company by written notice to the other if, at any time whether before or after the Stockholder Approval has been obtained, a Law shall have been enacted or promulgated, or/and an Order or other action of a Governmental Body shall be in effect, in each case, permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement; provided, however, that that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order or other action;

(c)    by Parent by written notice to the Company if, prior to the time Stockholder Approval is obtained, (i) the Board of Directors of the Company shall have effected an Adverse Change Recommendation, including any final determination that any Acquisition Proposal constitutes a Superior Proposal pursuant to Section 5.4(b)(iv), (ii) the Board of Directors of the Company shall have failed to publicly reaffirm the Company Board Recommendation (A) within ten (10) business days of a written request by Parent to provide such reaffirmation following commencement by a Third Party of a tender or exchange offer relating to the Shares or (B) within five (5) business days of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal other than a commenced tender or exchange offer, or (iii) the Company shall have materially breached any of its obligations under Section 5.3 or Section 5.4;

(d)    by either Parent or the Company by written notice to the other if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Stockholder Approval to be obtained;

(e)    by either the Company or Parent by written notice to the other if the Closing Date shall not have occurred by the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing Date to have occurred on or before the End Date;

(f)    by the Company by written notice to Parent at any time prior to the time the Stockholder Approval is obtained in order to accept a Superior Proposal and enter into a definitive agreement relating to such Superior Proposal, if (i) such Superior Proposal shall not have resulted from any breach of Section 5.3 and the Company shall not have otherwise breached any of its obligations under Section 5.3 and Section 5.4 in any material respect, (ii) the Board of Directors of the Company, after complying with all of the applicable requirements set forth in Section 5.4(b), shall have authorized and directed the Company to enter into such definitive agreement and (iii) the Company enters into such definitive agreement and pays the Termination Fee as provided in Section 8.3(b) concurrently with the termination of this Agreement;

(g)    by Parent by written notice to the Company in the event of a breach by the Company of any representation or warranty or failure to perform or comply with any covenant or obligation contained in this Agreement that would result in any condition set forth in Section 7.2 not being satisfied (assuming for this purpose that the date of such determination is the Closing Date); provided, however, that, for purposes of this Section 8.1(g), if such a breach or failure is curable by the Company within the earlier of the End Date and thirty (30) days of the date Parent gives the Company notice of such breach or failure and the Company is continuing to use its reasonable best efforts to cure such breach or failure, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such breach or failure unless such breach or failure shall remain uncured upon the earlier of the End Date and the expiration of such thirty (30) day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if any of Parent, Merger Sub or Merger LLC is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h); or

(h)    by the Company by written notice to Parent in the event of a breach by Parent, Merger Sub or Merger LLC of any representation or warranty or failure to perform or comply with any covenant or obligation contained in this Agreement that would result in any condition set forth in Section 7.3 not being satisfied (assuming for this purpose that the date of such determination is the Closing Date); provided, however, that, for purposes of this Section 8.1(h), if such a breach or failure is curable by Parent, Merger Sub or Merger LLC within the earlier of the End Date and thirty (30) days of the date the Company gives Parent notice of such breach or failure and Parent, Merger Sub or Merger LLC is continuing to use its reasonable best efforts to cure such breach or failure, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such breach or failure unless such breach or failure shall remain uncured upon the earlier of the End Date and the expiration of such thirty (30) day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g).

Section 8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of this Section 8.2, the penultimate sentence of Section 5.1(a), Section 8.3, Article IX and the applicable definitions in Exhibit A or elsewhere in this Agreement shall survive any termination hereof pursuant to Section 8.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub, Merger LLC or the Company shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement or any fraud; provided, however, that the failure of any party hereto to consummate the Merger or the LLC Merger on the date specified in Section 1.1(b) shall constitute an intentional material breach by such party, and such party shall be liable to the other parties for such breach as provided herein notwithstanding any termination of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 8.3    Termination Fee.

(a)    Except as otherwise set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated. Notwithstanding the foregoing, (i) Parent and the Company each shall pay 50% of all filing fees payable pursuant to the HSR Act or any additional Antitrust Laws, (ii) Parent shall pay the SEC filing fees associated with the S-4 Registration Statement and (iii) the Company shall pay all costs and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus.

(b)    In the event that:

(i)    this Agreement is terminated pursuant to Section 8.1(c);

(ii)    this Agreement is terminated pursuant to Section 8.1(f); or

(iii)    (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or Section 8.1(g), (B) after the date of this Agreement and at or prior to the time of the termination of this Agreement, a Third Party shall have made, commenced or submitted, or publicly announced its intention to make, commence or submit, an Acquisition Proposal, and (C) the Company or any Subsidiary of the Company consummates an Acquisition Proposal within twelve (12) months after such termination or the Company or any Subsidiary of the Company enters into a definitive agreement within twelve (12) months after such termination to effect an Acquisition Proposal (provided that, for purposes of this Section 8.3(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%), then the Company shall pay to Parent a fee in an amount equal to $10,000,0000 (the “Termination Fee”) by wire transfer of immediately available federal funds, free of costs and charges, to an account designated in writing by Parent (x) in the case of Section 8.3(b)(i), within two (2) business days after such termination, (y) in the case of Section 8.3(b)(ii), concurrently with termination of this Agreement, and (z) in the case of Section 8.3(b)(iii), upon the earlier of the entry into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 8.3(b) shall be payable only once with respect to this Section 8.3(b) and not in duplication even though such payment may be payable under one or more provisions hereof.
(c)    The Company acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and Merger LLC would not enter into this Agreement. If the Company shall fail to pay the Termination Fee when due, such fee shall also be deemed to include the costs and expenses incurred by Parent, Merger Sub and Merger LLC (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid fee, commencing on the date that such fee became due, at a rate equal to the rate of interest published in the “Money Rates” section of The Wall Street Journal in effect on the date such fee became due.

Article IX

MISCELLANEOUS PROVISIONS

Section 9.1    Amendment. Prior to the Effective Time, subject to Section 6.5, this Agreement may be amended with the mutual agreement of the Company and Parent in any time. This Agreement may not be amended except by an instrument in writing signed by the Company and Parent.

Section 9.2    Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.4    Entire Agreement; No Reliance; Counterparts.

(a)    This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement and the Voting Agreements shall not be superseded and shall remain in full force and effect.

(b)    Each party hereto agrees that, except for the representations and warranties contained in Article III (including the Company Disclosure Schedule) and Article IV (including the Parent Disclosure Schedule) of this Agreement, none of the Company, Parent, Merger Sub or Merger LLC makes any representations or warranties, and each hereby disclaims any other representations or warranties made by itself, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, except for the representations and warranties contained in Article III (including the Company Disclosure Schedule) and Article IV (including the Parent Disclosure Schedule) of this Agreement, each party agrees that none of the other parties makes or has made any representation or warranty with respect to any financial projections, forecasts, estimates, plans or budgets of such other party or any of its Subsidiaries heretofore delivered to or made available to the other parties.

(c)    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.5    Applicable Law; Jurisdiction; Specific Performance; Remedies; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such Commonwealth. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts (the “Massachusetts Courts”). Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.8 or in any other manner permitted by Law.

(b)    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Massachusetts Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.5(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement, and (ii) nothing set forth in this Section 9.5(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.5(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.5(b) or anything set forth in this Section 9.5(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available at any time.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6    Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 9.7    Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their permitted successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 6.5.

Section 9.8    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the date of receipt if delivered by registered or certified mail (return receipt requested, postage prepaid), (c) on the date of receipt if delivered by national overnight courier (providing proof of delivery) or (d) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), in each case, as follows:

if to Parent, Merger Sub or Merger LLC:

Quad/Graphics, Inc.
International Headquarters
N61 W23044 Harry's Way
Sussex, Wisconsin 53089-3995
Attention: Jennifer J. Kent
Email: Jennifer.Kent@qg.com
Facsimile: (414) 566-9416

with a copy to (which shall not constitute notice):

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Bryan S. Schultz
Email: brschultz@foley.com
Facsimile: (414) 297-4900

if to the Company:

Courier Corporation
15 Wellman Avenue
North Chelmsford, Massachusetts 01863
Attention: Rajeev Balakrishna
Email: rbalakrishna@Courier.com
Facsimile: (978) 251 0976

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention: Robert P. Whalen, Jr.
James A. Matarese
Email: RWhalen@goodwinprocter.com
JMatarese@goodwinprocter.com
Facsimile: (617) 523-1231

Section 9.9    Cooperation. The Company agrees to reasonably cooperate with Parent, Merger Sub and Merger LLC and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent, Merger Sub and Merger LLC to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement, in each case, to the extent not inconsistent with any other provision of this Agreement.

Section 9.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.11    Obligation of Parent. Parent shall cause Merger Sub, Surviving Company and Merger LLC to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub, Surviving Company and Merger LLC in accordance with the terms of this Agreement, the Mergers, and the other transactions contemplated by this Agreement.

Section 9.12    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COURIER CORPORATION

By:	/s/ James F. Conway III
James F. Conway III
President and Chief Executive Officer

QUAD/GRAPHICS, INC.

By:	/s/ J. Joel Quadracci
J. Joel Quadracci
Chairman, President & Chief Executive Officer

MAX SUB, INC.

By:	/s/ J. Joel Quadracci
J. Joel Quadracci
Authorized Representative

QGBC, LLC

By:	/s/ J. Joel Quadracci
J. Joel Quadracci
Authorized Representative

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“401(k) Plan(s)” is defined in Section 6.3(b) of the Agreement.
“Acceptable Confidentiality Agreement” means a confidentiality agreement having confidentiality and other provisions that are substantially similar to the comparable provisions of the Confidentiality Agreement and are not less restrictive to the Third Party thereto than the provisions of the Confidentiality Agreement are to Parent, provided, however, that such confidentiality agreement shall not prohibit the Company from complying with any provisions of the Agreement, including Section 5.3, and the Company shall provide Parent with a correct and complete copy of any confidentiality agreement purporting to be an Acceptable Confidentiality Agreement as promptly as reasonably practicable after its execution.
“Acquired Corporation Returns” is defined in Section 3.15(a)(i) of the Agreement.
“Acquired Corporations” shall mean the Company and each of its Subsidiaries.
“Acquisition Proposal” shall mean any inquiry (in writing or otherwise) offer, proposal or indication of interest received from any Third Party by the Company after the date of this Agreement relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party or group of related Third Parties, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party or group of related Third Parties beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture, sale of assets or securities or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iv) any combination of the foregoing.
“Adverse Change Recommendation” is defined in Section 5.4(a) of the Agreement.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

A-i

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust laws and all other applicable Laws and Orders issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Articles of Merger” is defined in Section 1.1(c) of the Agreement.
“Balance Sheet” is defined in Section 3.6 of the Agreement.
“Book-Entry Share” is defined in Section 2.3(d) of the Agreement.
“business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.
“Cash Consideration” is defined in Section 2.1(d) of the Agreement.
“Cash Consideration Number” is defined in Section 2.3(c) of the Agreement.
“Cash Election” is defined in Section 2.3(c) of the Agreement.
“Cash Election Shares” is defined in Section 2.3(c) of the Agreement.
“Certificate” is defined in Section 2.1(e) of the Agreement.
“Closing” is defined in Section 1.1(b) of the Agreement.
“Closing Date” is defined in Section 1.1(b) of the Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” is defined in the preamble to the Agreement.
“Company Associate” shall mean any current officer, employee, agent or consultant, and any other individual who is a director, in each case, of the Company or any of its Subsidiaries and any such individual hired, employed or otherwise engaged and providing services to the Company or its Subsidiaries after the date of the Agreement not in violation of the Agreement.
“Company Board Recommendation” is defined in Section 3.22(b) of the Agreement.
“Company Charter Documents” shall mean the Company’s articles of organization and bylaws, each as amended and as in effect on the date of the Agreement.
“Company Common Stock” shall mean the common stock, $1.00 par value per share, of the Company.

A-ii

“Company Contract” shall mean any Contract to which any of the Acquired Corporations is a party or bound.
“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent immediately prior to or concurrently with the execution of the Agreement.
“Company Employee Agreement” shall mean each management, employment, severance, termination pay, stay-bonus, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (i) any of the Acquired Corporations and (ii) any Company Associate, other than any such Contract that is terminable “at will” without any contractual obligation on the part of any Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit (including accelerated vesting of any award under an Employee Plan).
“Company Equity Plans” shall mean the Company’s 2011 Stock Option and Incentive Plan, the Company’s 2010 Stock Equity Plan for Non-Employee Directors, the Company’s 2005 Stock Equity Plan for Non-Employee Directors and the Company’s Amended and Restated 1993 Stock Incentive Plan, in each case as amended and as in effect on the date of the Agreement.
“Company Financial Advisor” is defined in Section 3.25 of the Agreement.
“Company Material Adverse Effect” means any effect, change, event, occurrence, development, circumstance, condition or state of facts that, individually or in the aggregate, (i) has a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prohibits or materially delays the ability of the Company to consummate the transactions contemplated by the Agreement, excluding in each case any such effect, change, event, occurrence, development, circumstance, condition or state of facts resulting from or arising out of: (A) the announcement of the Mergers; (B) the matters set forth on Schedule A, (C) the identity of Parent, Merger Sub or Merger LLC; (D) any changes in general economic, financial market or political conditions after the date of this Agreement; (E) any changes in general conditions in the industry or markets in which the Company and its Subsidiaries operate after the date of this Agreement; (F) any changes in applicable Law or GAAP (or interpretations thereof) after the date of this Agreement; (G) the taking of any specific action, or refraining from taking any specific action, in each case at the written direction or with the written consent of Parent or as expressly required by this Agreement; (H) the outbreak or escalation of hostilities, any acts of war, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, terrorism or military actions threatened or underway as of the date of this Agreement, or any natural disaster, in each case, after the date of this Agreement; or (I) in and of itself, any failure by the Company to meet analysts’ estimates or projections, performance measures, operating statistics or revenue or, earnings or similar projections, forecasts or predictions for any period after the date of this Agreement (in each case whether internal or external) or, in and of itself, any decline in the price or trading volume of Shares after the date of this Agreement (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Company Material Adverse Effect has occurred);

A-iii

provided, further, in the case of clauses (D), (E), (F) and (H) such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.
“Company Options” shall mean all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
“Company Preferred Stock” shall mean the preferred stock, $1.00 par value per share, of the Company.
“Company Registered IP” is defined in Section 3.8(a) of the Agreement.
“Company Restricted Shares” is defined in Section 6.2(c) of the Agreement.
“Company SEC Documents” is defined in Section 3.4(a) of the Agreement.
“Company Stock Award” is defined in Section 6.2(c) of the Agreement.
“Confidentiality Agreement” is defined in Section 5.1(a) of the Agreement.
“Continuing Benefits” is defined in Section 6.3 of the Agreement.
“Continuing Employees” is defined in Section 6.3 of the Agreement.
“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind, including all amendments, supplements or modifications thereto.
“Credit Facility” means that certain Third Amended and Restated Revolving Credit Agreement, dated December 19, 2014, between the Company; Citizens Bank, National Association; KeyBank National Association; JPMorgan Chase Bank, N.A.; and TD Bank, N.A., including all outstanding letters of credit, as such may be amended from time to time.
“Current Premium” is defined in Section 6.5(a) of the Agreement.
“Data Room” shall mean the electronic documentation site established on behalf of the Company at https://services.intralinks.com, as it exists on the date immediately preceding the date of this Agreement (an electronic copy of which the Company has supplied to Parent).
“Dissenting Shares” is defined in Section 2.1(g) of the Agreement.

A-iv

“DOJ” shall mean the U.S. Department of Justice.
“DOL” is defined in Section 3.16(a) of the Agreement.
“EDGAR” is defined in Section 3.4(e) of the Agreement.
“Effective Time” is defined in Section 1.1(c) of the Agreement.
“Election” is defined in Section 2.3 of the Agreement.
“Election Deadline” is defined in Section 2.3(e) of the Agreement.
“Employee Plan” shall mean any employment, consulting, salary, change in control, bonus, commission, retention, deferred compensation, incentive compensation, stock purchase, stock option, stock-based, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, fringe benefit, supplemental unemployment benefits, vacation or paid-time off, fringe benefit, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement (including any Company Employee Agreement) and each other employee benefit plan, program, policy or arrangement, in each case whether written or unwritten, including any material “employee benefit plan” within the meaning of Section 3(3) of the ERISA, that is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations or with respect to which any potential liability is borne by any Acquired Corporation, for the benefit of any Company Associate, former employee, current or former non-employee director, current or former non-employee consultant, or any current or former dependent or beneficiary thereof.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“End Date” shall mean July 31, 2015.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“Environmental Law” means any applicable Law or any agreement with any Governmental Body or other Person, relating to human health and safety (as such relates to exposure to Hazardous Substances), the environment or any Hazardous Substance.
“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

A-v

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any employers, whether or not incorporated, that would be treated together with any Acquired Corporation as a single employer within the meaning of Section 414 of the Code.
“ESPP” means the Company’s 1999 Employee Stock Purchase Plan, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” is defined in Section 2.3(d) of the Agreement.
“Exchange Agent Agreement” is defined in Section 2.3(d) of the Agreement.
“Exchange Fund” is defined in Section 2.4 of the Agreement.
“Exchange Ratio” is defined in Section 2.1(c) of the Agreement.
“Form of Election” is defined in Section 2.3(a) of the Agreement.
“FTC” shall mean the U.S. Federal Trade Commission.
“GAAP” is defined in Section 3.4(b) of the Agreement.
“Governmental Authorization” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any applicable Law.
“Governmental Body” means (i) any government or political subdivision thereof, (ii) any administrative, regulatory or other governmental or quasi-governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Hazardous Substance” means (i) any pollutant, contaminant, waste or chemical, (ii) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, and (iii) any substance, waste or material regulated under any Environmental Law.
“Holder” is defined in Section 2.3 of the Agreement.

A-vi

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Inbound License” is defined in Section 3.8(c) of the Agreement.
“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person: (i) for borrowed money (including obligations in respect of drawings under overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar contracts or agreements, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices), (iv) under capital leases (in accordance with GAAP), (v) in respect of outstanding letters of credit and bankers’ acceptances or (vi) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements.
“Indemnified Party” is defined in Section 6.5(b) of the Agreement.
“Insurance Policies” is defined in Section 3.19 of the Agreement.
“Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, copyrights, software, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such samples, studies and summaries) and other intellectual property, whether patentable or not.
“Intellectual Property Rights” shall mean and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.
“International Employee Plan” shall mean any Employee Plan that is maintained primarily outside of the United States.
“IRS” shall mean the Internal Revenue Service.
“knowledge” means (i) when used in the phrases “to the knowledge of the Company” or “the Company has no knowledge” or similar phrases, the knowledge, after reasonable inquiry and investigation, of each of the individuals identified in Schedule 1.1(a), and (ii) when used in the phrases “to the knowledge of Parent” or “Parent has no knowledge” or similar phrases, the knowledge, after reasonable inquiry and investigation, of each of the individuals identified in Schedule 1.1(b).

A-vii

“Law” means, with respect to any Person, any international, supranational, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated, implemented, applied or enforced by a Governmental Body that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Lease Agreement” is defined in Section 3.7(b) of the Agreement.
“Leased Real Property” is defined in Section 3.7(b) of the Agreement.
“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Letter of Transmittal” is defined in Section 2.5(a) of the Agreement.
“LLCA” shall mean the Massachusetts Limited Liability Company Act, as amended.
“LLC Merger” is defined in Recital A of the Agreement.
“Massachusetts Courts” is defined in Section 9.5(a) of the Agreement.
“Material Contract” is defined in Section 3.9(b) of the Agreement.
“MBCA” shall mean the Massachusetts Business Corporation Act, as amended.
“Merger” is defined in Recital A of the Agreement.
“Mergers” is defined in Recital A of the Agreement.
“Merger Consideration” is defined in Section 2.1(d) of the Agreement.
“Merger LLC” is defined in the preamble to the Agreement.
“Merger Sub” is defined in the preamble to the Agreement.
“Multiemployer Plan” is defined in Section 3.16(b) of the Agreement.
“NASDAQ” shall mean The NASDAQ Global Select Market, or any successor thereto.
“Non-Election Shares” is defined in Section 2.3(c) of the Agreement.
“Notice of Dissenter’s Intent” is defined in Section 2.3(d) of the Agreement.
“NYSE” shall mean the New York Stock Exchange, or any successor thereto.

A-viii

“OFAC” shall mean the Office of Foreign Assets Control, within the U.S. Department of Treasury, or any successor body.
“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body or arbitrator that is binding upon or applicable to such Person or its property.
“Outbound License” is defined in Section 3.8(c) of the Agreement.
“Owned Real Property” is defined in Section 3.7(a) of the Agreement.
“Parent” is defined in the preamble to the Agreement.
“Parent Associate” means any current officer, employee, agent or consultant and any other individual who is a director, in each case, of any of Parent or any of its wholly-owned Subsidiaries and any such individual hired, employed or otherwise engaged and providing services to Parent or its Subsidiaries after the date of the Agreement not in violation of the Agreement.
“Parent Common Stock” is defined in Section 2.1(a) of the Agreement.
“Parent Equity Plans” means the Quad/Graphics, Inc. 2010 Omnibus Incentive Plan.
“Parent Material Adverse Effect” any effect, change, event, occurrence, development, circumstance, condition or state of facts that, individually or in the aggregate, (i) has a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) prohibits or materially delays the ability of Parent to consummate the transactions contemplated by the Agreement, excluding in each case any such effect, change, event, occurrence, development, circumstance, condition or state of facts resulting from or arising out of: (A) the announcement of the Mergers; (B) the identity of the Company; (C) any changes in general economic, financial market or political conditions after the date of this Agreement; (D) any changes in general conditions in the industry or markets in which Parent and its Subsidiaries operate after the date of this Agreement; (E) any changes in applicable Law or GAAP (or interpretations thereof) after the date of this Agreement; (F) the taking of any specific action, or refraining from taking any specific action, in each case at the written direction of the Company or as expressly required by this Agreement; (G) the outbreak or escalation of hostilities, any acts of war, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, terrorism or military actions threatened or underway as of the date of this Agreement, or any natural disaster, in each case, after the date of this Agreement; or (H) in and of itself, any failure by Parent to meet analysts’ estimates or projections, performance measures, operating statistics or revenue or, earnings or similar projections, forecasts or predictions for any period after the date of this Agreement (in each case whether internal or external) or, in and of itself, any decline in the price or trading volume of Parent Common Stock after the date of this Agreement (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Company Material Adverse Effect has occurred); provided, further, in the case of clauses (C), (D), (E) and (G) such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to

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the extent such effect has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which Parent and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.
“Parent SEC Documents” is defined in Section 4.8(a) of the Agreement.
“Parent Shares” is defined in Section 4.2 of the Agreement.
“Payoff Letter” is defined in Section 6.13 of the Agreement.
“Permitted Encumbrance” shall mean (a) Encumbrances that arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (b) any carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or similar Encumbrances arising out of work performed, services provided or materials delivered not reflected in the public records that arise in the ordinary course of business for amounts which are not yet due and payable or being contested in good faith by appropriate proceedings, (c) in the case of any written Contract, restrictions against the transfer or assignment thereof that are included in the express terms of such Contract, (d) Encumbrances created by municipal and zoning ordinances that have jurisdiction over the Owned Real Property, (e) Encumbrances that are non-monetary recorded restrictions on Owned Real Property that would not, individually or in the aggregate, materially affect the value or use of such Owned Real Property and (f) matters shown on a current survey.
“Person” shall mean any individual, Entity or Governmental Body.
“Pre-Closing Period” is defined in Section 5.1(a) of the Agreement.
“Proceeding” is defined in Section 6.5(b) of the Agreement.
“Prohibited Person” shall mean (i) any Person identified on OFAC’s list of Specially Designated Nationals and Blocked Persons or targeted by an OFAC Sanctions Program; (ii) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country with respect to which the United States or any jurisdiction in which any Acquired Corporation is operating, located or incorporated or organized administers or imposes economic or trade sanctions or embargoes; (iii) any Person acting, directly or indirectly, on behalf of, or an entity that is owned or controlled by, a Specially Designated National and Blocked Person or by a government or Person identified in clause (ii) above, or (iv) a Person on any other similar export control, terrorism, money laundering or drug trafficking related list administered by any Governmental Body either within or outside the U.S. the conduct of business with whom it is prohibited pursuant to applicable Law.
“Proxy Statement/Prospectus” is defined in Section 1.3(a) of the Agreement.
“Real Property” is defined in Section 3.7(b) of the Agreement.

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“Registered IP” shall mean all Intellectual Property and Intellectual Property Rights that are registered, issued, filed or applied for under the authority of any Governmental Body.
“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, advisors and representatives.
“Restrictive Contracts” is defined in Section 5.2(a)(x) of the Agreement.
“S-4 Registration Statement” is defined in Section 1.3(a) of the Agreement.
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Effective Time” is defined in Section 6.12 of the Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Shareholder Rights Plan” is defined in Recital E of the Agreement.
“Shares” is defined in Recital B of the Agreement.
“Shortfall Number” is defined in Section 2.2(a)(ii) of the Agreement.
“Stock Consideration” is defined in Section 2.1(c) of the Agreement.
“Stock Conversion Number” is defined in Section 2.3(d) of the Agreement.
“Stock Election” is defined in Section 2.3(c) of the Agreement.
“Stock Election Number” is defined in Section 2.3(c) of the Agreement.
“Stock Election Shares” is defined in Section 2.3(c) of the Agreement.
“Stockholder Approval” is defined in Section 3.22(a) of the Agreement.
“Stockholder Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors of the Company, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Mergers or any related transaction (including any such claim or Legal Proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Board of Directors of the Company, any member of the Board of Directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).
“Stockholders’ Meeting” is defined in Section 1.3(d) of the Agreement.
“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of

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voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or economic interests of such Entity.
“Superior Proposal” means any bona fide written Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, and in light of all relevant circumstances and all terms and conditions of such offer or proposal and the Agreement (and, if applicable, any proposal by Parent to amend the terms of the Agreement pursuant to Section 5.4(b) thereof or otherwise), (i) is more favorable to the stockholders of the Company than the transactions contemplated by the Agreement, (ii) is not conditioned upon conducting due diligence or obtaining financing or any regulatory approvals or consents beyond or in addition to those required in connection with the transactions contemplated by this Agreement, and (iii) is reasonably likely to be consummated on the terms so proposed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal; provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15% or more” shall be deemed to be references to “100%”.
“Surviving Company” is defined in Section 1.1(a) of the Agreement.
“Surviving LLC” is defined in Section 6.12 of the Agreement.
“Takeover Laws” shall mean (a) any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations and (b) Chapters 110C, 110D and 110F of the Massachusetts General Laws.
“Tax” shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Body, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

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“Termination Fee” is defined in Section 8.3(b) of the Agreement.
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Subsidiaries or Representatives (in their capacity as such).
“U.S. Employee Plan” means any Employee Plan that is maintained primarily in the United States.
“Voting Agreements” is defined in Recital D of the Agreement.
“WARN” is defined in Section 3.17(b) of the Agreement.

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